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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑ Definitive Proxy Statement
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ASSET ACCEPTANCE CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Asset Acceptance Capital Corp.
28405 Van Dyke Avenue
Warren, Michigan 48093
(586) 939-9600

Dear Shareholder:

It is my pleasure to invite you to attend the Asset Acceptance Capital Corp. 2008 Annual Meeting of Shareholders. The meeting will be held on Wednesday, May 21, 2008, at 9:00 a.m. at our headquarters building, 28405 Van Dyke Ave., Warren, Michigan. The attached Notice of Annual Meeting and Proxy Statement provide information concerning the business to be conducted at the meeting and the nominees for election as Directors.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares by mail. Your shares will then be represented at the meeting if you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire.

Thank you for your support of Asset Acceptance Capital Corp.

Sincerely,

ASSET ACCEPTANCE CAPITAL CORP.

Nathaniel F. Bradley IV
Chairman of the Board, President and
Chief Executive Officer
April 18, 2008

Notice of Annual Meeting of Shareholders
To Be Held On May 21, 2008

Time:	9:00 a.m., Wednesday, May 21, 2008

Place:	Asset Acceptance Capital Corp., 28405 Van Dyke Ave., Warren, Michigan 48093

Items of Business:	1. Elect two Class II Directors each to serve for a term of three years.

2. Ratify the appointment of our independent registered public accounting firm for fiscal 2008.

3. Transact any other business properly brought before the meeting.

Annual Reports:	The 2007 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, is enclosed.

Who Can Vote:	You can vote if you were a Shareholder of record on March 31, 2008.

Date of Mailing:	This Notice and Proxy Statement are first being mailed to Shareholders on or about April 18, 2008.

By Order of the Board of Directors

Nathaniel F. Bradley IV
Chairman of the Board,
President and Chief Executive Officer

Asset Acceptance Capital Corp.
28405 Van Dyke Avenue
Warren, Michigan 48093
(586) 939-9600
www. assetacceptance.com

Proxy Statement
For
Annual Meeting of Shareholders

About The Meeting

What am I voting on?

You will be voting to elect two Class II Directors, each to hold office until the 2011 Annual Meeting of Shareholders or until a successor is appointed and qualified. You are also voting on the ratification of our Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

Who is soliciting my Proxy?

Our Board of Directors is soliciting your Proxy to be used at the 2008 Annual Meeting of Shareholders. We will pay the entire cost of soliciting Proxies and will arrange with brokerage houses, nominees, custodians and other fiduciaries to send Proxy soliciting materials to beneficial owners of our Common Stock at our expense. In addition to solicitation by mail, our Officers and other associates may solicit Proxies personally, by telephone or by fax.

Who is entitled to vote?

You may vote if you owned Common Stock of the Company as of the close of business on March 31, 2008. Each share of Common Stock is entitled to one vote on any matter voted on at the Annual Meeting. As of March 31, 2008 we had 30,568,041 shares of Common Stock outstanding.

How do I vote?

You can vote in one of two ways:

■	By completing and mailing your proxy card.
■	Voting in person at the Annual Meeting.

May I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting by:

■	Delivering a written notice of revocation, with a later date than the proxy card, to Asset Acceptance Capital Corp.’s Secretary, Mark A. Redman, at the Company’s address, at or before the meeting.
■	Signing another proxy card with a later date and returning it to the address on the proxy card before the meeting.
■	Voting in person at the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted by the persons named in the enclosed proxy card “For” the election of the nominee Directors and “For” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is LaSalle Bank National Association and you may reach them by phone at (877) 219-7017.

Who may attend the meeting?

The Annual Meeting is open to all holders of our Common Stock. For directions to the meeting, please call Investor Relations at (586) 939-9600 – option 5. We look forward to having you at the meeting.

May Shareholders ask questions at the meeting?

Yes, representatives of the Company will answer Shareholder questions of general interest at the meeting.

How many votes must be present to hold the meeting?

In order for us to hold the meeting, a majority of our outstanding shares of Common Stock as of March 31, 2008 (or 15,284,021 shares) must be present in person or by Proxy. This majority is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting or if you properly return a Proxy by mail. Abstentions and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

How many votes are needed to elect Directors and to ratify the appointment of the independent registered public accounting firm?

The two Director nominees receiving the highest number of “For” votes will be elected as Directors. If a nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional persons as designated by the Board to replace such nominee. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

Shares not voted, whether by marking “withhold authority” on your proxy card, by broker non-votes (which are described above) or otherwise, will not be considered in the election of Directors. Abstentions will have the same effect as a vote against ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. Broker non-votes will not be considered shares entitled to vote with respect to the ratification of the appointment and will not be counted as votes for or against the ratification. Unless a properly executed proxy card is marked “withhold authority” or abstain as the case may be, the Proxy given will be voted “For” each of the two Director nominees and “For” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

Our Board recommends that you vote “For” each of the Director nominees and “For” the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Can my shares be voted on matters other than those described in this Proxy?

Yes, if any other item or proposal properly comes before the meeting, the Proxies received will be voted in accordance with the discretion of the Proxy holders. However, we have not received proper notice of, and are unaware of, any business to be transacted at the meeting other than as indicated in this Proxy Statement.

When are Shareholder proposals due for the 2009 Annual Meeting?

To be included in our Proxy Statement for the 2009 Annual Meeting of Shareholders, proposals must be received by the Company not later than December 19, 2008. Such proposals should be addressed to our Secretary at 28405 Van Dyke Avenue, Warren, Michigan 48093. Shareholder proposals to be presented at the 2009 Annual Meeting which are not to be included in the Company’s Proxy Statement must be received by the Company not later than February 20, 2009 in accordance with procedures in our Bylaws.

How do I obtain more information about Asset Acceptance Capital Corp.?

More information on Asset Acceptance Capital Corp. can be obtained by:

■	Contacting Investor Relations at (586) 939-9600 – option 5.
■	Going to our website at www.assetacceptance.com.
■	Writing to: Asset Acceptance Capital Corp.Attn: Investor Relations28405 Van Dyke AvenueWarren, Michigan 48093

Upon request, we will provide additional copies of the Company’s 2007 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, and the Proxy Statement.

PLEASE VOTE. YOUR VOTE IS VERY IMPORTANT.

Election of Directors

Nominees for Election as Directors for Term Ending Upon the 2011 Annual Meeting of Shareholders (Class II Directors):

Terrence D. Daniels	Director since 2003 Age 65
Mr. Daniels has been a Partner with Quad-C Management, Inc., a private equity firm based in Charlottesville, Virginia, since its formation in November 1989. Prior to November 1989, Mr. Daniels served as Vice Chairman and Director of W.R. Grace & Co., as Chairman, President and Chief Executive Officer of Western Publishing Company, Inc. and as Senior Vice President for Corporate Development of Mattel, Inc.

William F. Pickard	Director since 2004 Age 67
Since 1997, Dr. Pickard has served as the Chief Executive Officer of Global Auto Alliance, an automobile parts supplier. Dr. Pickard also serves as the Chief Executive Officer of VITEC, LLC, Global Automotive Alliance LLC, and Grupo Antolin-Wayne, affiliates of Global Auto Alliance. Dr. Pickard serves as a part time instructor for the University of Michigan School of Business. Dr. Pickard also serves as a Director of Flagstar Bancorp, Inc. (NYSE: FBC) and its wholly owned subsidiary, Flagstar Bank.

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Shareholders (Class I Directors):

Jennifer L. Adams	Director since 2004 Age 48
In 1991 Ms. Adams joined World Color Press, Inc. as Vice President and General Counsel and remained with World Color Press, Inc. in a number of capacities until 1999, when she left World Color Press as Vice Chairman, Chief Legal and Administrative Officer and Secretary. Prior to joining World Color Press, Inc., Ms. Adams was an associate with the law firm of Latham & Watkins.

Donald Haider	Director since 2004 Age 66
Since 1973, Dr. Haider has been a Professor of Management at Northwestern University’s Kellogg School of Management first as an Assistant, then Associate and Professor of Management since 1990. Dr. Haider began his academic career in 1971 as an Assistant Professor at Columbia University. Dr. Haider serves on the Board of Directors of Fender Musical Instruments, Scottsdale, Arizona, and served on the Board of Directors of LaSalle National Bank, N.A., Chicago, Illinois, until its acquisition by Bank of America in October 2007.

H. Eugene Lockhart	Director since 2004 Age 58
Since May 2005, Mr. Lockhart has been a Partner in Diamond Castle Holdings, LLC, an independent private equity investment fund based in New York, New York. From February 2003 until May 2005, Mr. Lockhart was a Venture Partner for Oak Investment Partners, a private equity investment firm. From February 2000 until February 2003, Mr. Lockhart served as the President and Chief Executive Officer of NewPower Holdings Inc., a provider of energy and related services. Prior to joining NewPower Holdings Inc. in February 2000, Mr. Lockhart served at AT&T Corporation as President of Consumer Services from July 1999 until February 2000 and as President and Chief Marketing Officer from February 1999 until June 1999. From April 1997 until October 1998, Mr. Lockhart served as President, Global Retail, of Bank of America Corporation, a financial services firm, and from March 1994 until April 1997, he served as President and Chief Executive Officer of MasterCard International, Inc., a credit card company. Mr. Lockhart is a member of the American Institute of Certified Public Accountants. Mr. Lockhart also serves as a Director of RadioShack Corporation (NYSE: RSH), IMS Health, Inc. (NYSE: RX) and Huron Consulting Group, Inc. (NASDAQ: HURN).

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Shareholders (Class III Directors):

Nathaniel F. Bradley IV	Director since 2003 Age 51
Mr. Bradley is the Chairman of the Board of Directors, President and Chief Executive Officer of Asset Acceptance Capital Corp. He joined our predecessor, Lee Acceptance Company, in 1979 and co-founded Asset Acceptance Corp. in 1994. Mr. Bradley served as Vice President of our predecessor from 1982 until 1994 and was promoted to President of Asset Acceptance Corp. in 1994. He was named our Chief Executive Officer in June 2003. He became Chairman of the Board in March 2006.

Anthony R. Ignaczak	Director since 2003 Age 43
Mr. Ignaczak joined Quad-C Management, Inc. in 1992 and has, since May 1993, been a Partner with Quad-C Management, Inc. in Charlottesville, Virginia. Prior to 1992, Mr. Ignaczak was an Associate with the Merchant Banking Group at Merrill Lynch and a member of the Mergers and Acquisitions department of Drexel, Burnham, Lambert Inc. He was named our Independent Presiding Director in February 2006.

William I Jacobs	Director since 2004 Age 66
Mr. Jacobs formed WIJ & Associates, a business consulting firm, in 2002 as President. From May, 2000 until 2002, Mr. Jacobs served as the Chief Financial Officer and Director of NewPower Holdings Inc., a provider of energy and related services. Prior to May 2000, Mr. Jacobs served as Senior Executive Vice President of MasterCard International. Mr. Jacobs is a Director of Investment Technology Group, Inc., (NYSE: ITG), and Global Payments, Inc. (NYSE: GPN).

Information Regarding the Board of Directors

Makeup of the Board:	Currently, the Board is comprised of eight Directors. If a nominee is unable to serve, the person designated as Proxy holder for the Company will vote for the remaining nominees and for such other person as the Board may nominate.

The Board has determined that each of Ms. Adams, Mr. Daniels, Dr. Haider, Mr. Ignaczak, Mr. Jacobs, Mr. Lockhart and Dr. Pickard are independent as defined under Rule 4200 of the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”).

Length of Board Term:	Directors who are elected at this Annual Meeting will hold office until the 2011 Annual Meeting of Shareholders (or until a successor has been duly appointed and qualified). All nominees are currently Directors and have agreed to serve if elected. The continuing Directors serve for terms expiring at the 2009 and 2010 Annual Meetings of Shareholders, as the case may be (or until a successor has been duly appointed and qualified), as described earlier under the caption “Election of Directors”.

Number of Meetings in 2007:	The Board met nine times in 2007. All of the Directors attended at least 75% of the Board and his or her respective Committee meetings which were held during his or her time of service on the Board and such Committees.

Board Committees:	The Board has three standing Committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Under their respective charters, each of these Committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel.

Audit Committee:

The Audit Committee met eleven times during 2007.

Members:

■ H. Eugene Lockhart (chairperson)
■ Jennifer L. Adams
■ Donald Haider
■ William I Jacobs
■ William F. Pickard

Responsibilities:

■ Primary function is to assist the Board in fulfilling its financial oversight responsibilities.
■ Reviews the financial information provided to Shareholders and the Securities and Exchange Commission (“SEC”).
■ Oversees the corporate accounting and financial reporting practices.

■ Appoints our independent registered public accounting firm.
■ Approves the scope of the audit and related audit fees.
■ Monitors systems of internal financial controls and financial reporting processes, including compliance with Section 404 of the Sarbanes-Oxley Act.
■ Approves purchases of portfolios of charged-off consumer receivables above a certain investment threshold.

The Board has determined that (1) Mr. Jacobs and Mr. Lockhart are “audit committee financial experts,” as defined in Item 407 of SEC Regulation S-K; (2) each member of the Audit Committee is independent under Rule 4200 of the listing standards of NASDAQ; and (3) each member of the Audit Committee is qualified to serve on the Committee under Rule 4350 of the listing standards of NASDAQ.

The Board has adopted a written charter for the Audit Committee, which is available on our website at www.assetacceptance.com.

Compensation Committee:

The Compensation Committee met eleven times during 2007.

Members:

■ Donald Haider (chairperson)
■ Jennifer L. Adams
■ Anthony R. Ignaczak
■ William I Jacobs
■ William F. Pickard

The Board has determined that each member of the Compensation Committee is independent under Rule 4200 of the listing standards of NASDAQ.

Responsibilities:

■   Primary function is to consider and establish executive officer compensation, and the compensation programs, plans, benefits and awards for executive officers, including the administration of the Company’s 2004 Stock Incentive Plan.

■ Considers and recommends to the Board proposals for Director compensation.
■ Reviews and discusses with management the Company’s Compensation Discussion and Analysis included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
■ Prepares annual Compensation Committee Report.
■ Evaluates the performance of the Company’s executive officers.
■ Oversees the Company’s succession planning for its executive officers.

The Board has adopted a written charter for the Compensation Committee which is available on our website at www.assetacceptance.com.

The Compensation Committee Charter does not provide for any delegation of the Committee’s authority regarding executive officer and director compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee on most compensation matters involving executive officers other than himself, including base salary, annual cash incentive compensation and equity awards. Our Chief Operating Officer, with input from our Chief Executive Officer, makes recommendations to the Compensation Committee on compensation matters involving executive officers reporting to him. Our Chief Financial Officer makes recommendations to the Committee on the financial impact and structure of equity awards. Our Vice President-Human Resources provides compensation-related information to the Compensation Committee. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice President- Human Resources do not make recommendations on, or participate in decisions with, the Committee about their own compensation. From time to time the Compensation Committee has engaged Frederic W. Cook & Co., Inc., a compensation consultant, to provide data and suggestions on executive officer or Director compensation for the Committee’s consideration, including an analysis of survey and competitive information, and suggestions about the structure of equity awards. Frederic W. Cook & Co. has not provided consulting services to our management.

Nominating and Corporate Governance Committee:

The Nominating and Corporate Governance Committee met six times during 2007.

Members:

■ Jennifer L. Adams (chairperson)
■ Donald Haider
■ Anthony R. Ignaczak
■ William I Jacobs

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under Rule 4200 of the listing standards of NASDAQ.

Responsibilities:

■ Develops and recommends to the Board criteria for Board and Board Committee membership and oversees searches to identify potential candidates.
■ Assists the Board in identifying, screening and recommending qualified candidates to serve as Directors and reviews Director candidates submitted by Shareholders.
■ Recommends to the Board the nominees to fill new positions or vacancies as they occur among the Directors.
■ Reviews independence requirements under applicable law or rules of NASDAQ.
■ Develops and recommends to the Board a Code of Business Conduct and a set of Corporate Governance Policies applicable to the Company.
■ Reviews corporate governance documents periodically and recommends appropriate changes.
■ Oversees the annual evaluations of the Board and its Committees.

■   Considers and acts upon conflicts of interest, including related party transactions required to be disclosed in this Proxy Statement and other filings under applicable SEC guidelines, in accordance with the procedures set forth in our Code of Business Conduct and our charter for the Nominating and Corporate Governance Committee.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee which is available on our website at www.assetacceptance.com.

Corporate Governance

General:	The Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our Shareholders. The Board at least annually reviews its corporate governance practices and policies as set forth in its Code of Business Conduct and its Corporate Governance Policies.

Independent Presiding Director:	The Board of Directors appointed Mr. Bradley, then the President and Chief Executive Officer, as the Chairman of the Board effective March 1, 2006. As a result of Mr. Bradley’s role as both Chairman of the Board and Chief Executive Officer, we established the role of Independent Presiding Director. The Independent Presiding Director (i) presides at executive sessions of the independent Directors of the Company; (ii) serves as a liaison between independent Directors and the Chairman of the Board and other members of senior management; (iii) consults with the Chairman of the Board and the Corporate Secretary on the agenda for Board of Directors meetings; (iv) presides at Board of Directors meetings in the absence of the Chairman of the Board and on any matters on which the Chairman of the Board has a conflict of interest; and (v) handles other matters as may be requested by either the independent Directors of the Board of Directors or by the Chairman of the Board. We believe that having an Independent Presiding Director assists in Board oversight of management and also facilitates open communication between management and the Board of Directors. Mr. Ignaczak has served as our Independent Presiding Director since March 1, 2006.

Nomination of Directors:	The Nominating and Corporate Governance Committee, in accordance with its charter and the Board’s governance principles, seeks to select a Board that is, as a whole, strong in its collective knowledge and has diverse skills and experience concerning accounting and finance, management and leadership, vision and strategy, business operations, business judgment, risk assessment, industry knowledge, and corporate governance. When reviewing a potential candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of Director attributes.

In considering whether to recommend any candidate for inclusion as a Director nominee, the Committee will apply the criteria set forth in the Corporate Governance Policies adopted by the Board and in applicable Committee charters. These criteria include the candidate’s character and integrity, business acumen, experience inside and outside of the business community, personal commitment, diligence, conflicts of interest and the ability to act in the balanced, best interests of the Shareholders as a whole rather than special interest groups or constituencies.

The Committee will consider nominations submitted by Shareholders. Shareholders who wish to recommend a nominee may do so by writing to:

Mark A. Redman Secretary Asset Acceptance Capital Corp. 28405 Van Dyke Avenue Warren, Michigan 48093

To be considered by the Committee for nomination and inclusion in our Proxy Statement for our 2009 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by our Secretary no later than February 20, 2009. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Committee may also seek additional biographical and background information from any candidate.

The process followed by the Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. All Director nominees recommended for election by the Shareholders at the 2008 Annual Meeting are current members of the Board.

The Committee did not receive any nominations from Shareholders for the 2008 Annual Meeting.

Shareholder Communications with Directors:	The Board has established a process for Shareholders to communicate with members of the Board. The chairperson of the Nominating and Corporate Governance Committee is responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. The chairperson of the Nominating and Corporate Governance Committee will forward all communications to all Directors if they relate to appropriate matters and may include suggestions or comments from the chairperson of the Nominating and Corporate Governance Committee. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Ms. Jennifer L. Adams Chairperson of the Nominating and Corporate Governance Committee Asset Acceptance Capital Corp. 28405 Van Dyke Avenue Warren, MI 48093

Annual Meeting Attendance Policy:	The Board’s policy is that all Directors should attend the Annual Meeting of Shareholders if reasonably possible. All members of the Board of Directors attended the 2007 Annual Meeting of Shareholders.

Board and Director Evaluation:	The Board conducts annual performance evaluations of the Board as a whole and the individual Committees.

Compensation of Directors

General:	We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In establishing Director compensation, we consider the significant amount of time that our Directors expend in fulfilling their duties to the Company and the skills required of our Directors. We also believe that we should pay additional compensation to Directors who assume higher levels of responsibility, including Committee members and Committee chairs.

Since our initial public offering in 2004, our Director compensation program has been evaluated on a May-to-May basis which corresponds to the dates of our Annual Meetings of Shareholders. Our Compensation Committee periodically reviews our compensation for Directors and determined to leave our policies unchanged for the one year period ending with our May 2008 Annual Meeting of Shareholders.

Cash Compensation:	Our non-associate Directors were compensated for all services provided in 2007 as a Director in the following manner:

■ Each non-associate Director received an annual retainer of $25,000, paid in equal quarterly increments of $6,250 in advance. Our Directors had the right to elect part or all of their retainer to be paid in nonqualified stock options or deferred stock units (which are settled in shares of our common stock) as more fully described below.

■ Non-associate Directors were paid $1,000 for participation in any regularly scheduled Board meeting whether held in person or by conference call, while a Director who participated by telephone in a Board meeting scheduled for in person participation received a reduced fee of $500.

■ The Chairman of the Audit Committee received a fee of $3,000 for participation in an Audit Committee meeting, regardless of whether the meeting was scheduled for in person or telephonic participation and other members of the Audit Committee received a fee of $2,000 for participation in a meeting, regardless of whether the meeting was scheduled for in person or telephonic participation. A member of the Audit Committee, who participated by telephone in a Committee meeting scheduled for in person participation received a reduced fee of $1,000, while the Chairman received a reduced fee of $1,500 for telephonic participation in a Committee meeting scheduled for in person participation.

■ Members of the Compensation Committee and the Nominating and Corporate Governance Committee, including the Committee Chairs, received a fee of $1,000 for participation in a meeting, regardless of whether the meeting was scheduled for in person or telephonic participation, while a member of the Committee who participated by telephone in a Committee meeting scheduled for in person participation received a reduced fee of $500. In February 2008, we increased the fee we pay our Compensation

Committee Chair to $2,000 per meeting, effective with our May 2008 Annual Meeting of Shareholders, in recognition of the time required of our Compensation Committee Chair.

Equity-Based Compensation:	All nonqualified stock options awarded to Directors vest fully upon grant, since we want the manner in which we pay our non-associate Directors to be fully consistent with their ability to exercise independent judgment on our behalf. Each non-associate Director received an award of an option to purchase 10,000 shares of our common stock in May 2007, for the year of service ending with our May 2007 Annual Meeting of Shareholders, to further align Directors’ interests with those of the Shareholders. Each option was later adjusted to 11,614 shares to prevent dilution to the value of the option as a result of the $2.45 per share special cash dividend we paid on July 31, 2007.

As stated above, each non-associate Director was entitled to make an election to receive all or part of his or her 2007 retainer in the form of deferred stock units or nonqualified stock options, in increments of twenty-five percent, fifty percent, seventy-five percent or one hundred percent of the amount of the Director’s retainer. The election had to be made in advance of the calendar year for which payment is earned, and could not be revoked in order to comply with Section 409A of the Internal Revenue Code which imposes restrictions on the deferral of compensation. Awards of deferred stock units or nonqualified stock options elected in place of the cash retainer were made on a quarterly basis, on the date the cash retainer amount would have been paid, unless delayed until after our quarterly announcement of earnings.

If a non-associate Director elects deferred stock units, the cash retainer is converted to a deferred stock unit on a dollar for dollar basis. For example, if a Director elected to have his or her full quarterly retainer payment of $6,250 paid in deferred stock units, and the closing price of our stock on the date scheduled for the quarterly retainer payment is $10.00, then the Director would receive deferred stock units representing 625 notional shares of our stock (that is $6,250 divided by $10.00 equals 625). The shares underlying the deferred stock units are issuable upon the occurrence of specified events elected by the Director in advance of the calendar year for which payment is earned.

If a non-associate Director elects stock options, the cash retainer is converted to a stock option by (1) multiplying the cash retainer times three, (2) multiplying that product by the percentage of the cash retainer that the Director had elected to have paid in nonqualified stock options, and (3) dividing that product by the closing price of the stock on the grant date. For example, if a Director elected to have his or her full quarterly retainer payment of $6,250 provided in nonqualified stock options, and the closing price of our stock on the date scheduled for the quarterly retainer payment is $10.00, then the Director would receive an option for 1,875 shares of stock (that is, 3 multiplied by $6,250 equals $18,750, multiplied by 100% equals $18,750, divided by $10.00 equals 1,875).

Expenses:	Directors were reimbursed for their reasonable expenses in attending Board and Committee meetings.

This table shows all fees and other compensation paid to our non-associate Directors for all services during 2007. Mr. Bradley, our Chairman, President, Chief Executive Officer and an associate, receives no compensation for his services as a Director.

	Fees Earned or
Name	Paid In Cash ($)(1)	Option Awards ($)(2)	Total ($)

Jennifer L. Adams	74,000	86,844	160,844
Terrence D. Daniels	34,000	86,844	120,844
Donald Haider	69,000	86,844	155,844
Anthony R. Ignaczak(3)	48,000	86,844	134,844
William I Jacobs	71,000	86,844	157,844
H. Eugene Lockhart	67,000	86,844	153,844
William F. Pickard	63,000	86,844	149,844

(1)	Includes all fees, including amounts deferred by the election of deferred stock units and nonqualified stock options in place of cash retainer payments. Amounts elected to be deferred, and the form of compensation elected by the Directors in connection with the deferral, are as follows: Ms. Adams, $25,000, election of deferred stock units; Mr. Daniels, $25,000, election of deferred stock units; Dr. Haider, $12,500, election of deferred stock units; Mr. Ignaczak, $25,000, election of deferred stock units; Mr. Lockhart, $25,000, election of deferred stock units; and Dr. Pickard, $1,563, election of a stock option. Please see the table on page 19 for more information on the deferred stock units elected in place of the cash retainer payment. Please see the table below on this page for more information on the February 16, 2007 stock option elected by Dr. Pickard in place of a portion of his first quarter 2007 cash retainer payment.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, for the May 2007 Option Award to each non-associate Director, in accordance with FAS 123(R). Please refer to Note 9 to our consolidated financial statements set forth in our 2007 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the Option Awards.

(3)	Mr. Ignaczak does not receive additional compensation for acting as our Independent Presiding Director.

The following table shows the grant date fair value of all nonqualified stock options awarded to our non-associate Directors in 2007, all of which are fully vested.

		Number of	Exercise Price	Grant Date Fair
Name	Grant Date	Shares (1)	Per Share ($)(1)	Value ($)(2)

Jennifer L. Adams	May 22, 2007	11,614	16.11	86,844
Terrence D. Daniels	May 22, 2007	11,614	16.11	86,844
Donald Haider	May 22, 2007	11,614	16.11	86,844
Anthony R. Ignaczak	May 22, 2007	11,614	16.11	86,844
William I Jacobs	May 22, 2007	11,614	16.11	86,844
H. Eugene Lockhart	May 22, 2007	11,614	16.11	86,844
William F. Pickard	February 16, 2007	350	13.40	2,204
	May 22, 2007	11,614	16.11	86,844

(1)	Includes adjustments to the number of shares covered by the option and the exercise price pursuant to our 2004 Stock Incentive Plan to prevent dilution to the value of the awards as a result of the $2.45 per share special cash dividend we paid to shareholders on July 31, 2007. The grant date fair value of each award was not affected by these adjustments to prevent dilution to the value of the award.

(2)	This column shows the full grant date fair value of the options under FAS 123(R) that were awarded to the non-associate Directors in 2007. Please refer to Note 9 to our consolidated financial statements set forth in our 2007 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of these options.

The following table shows the grant date fair value of all deferred stock units awarded to our non-associate Directors in 2007.

		Number of Deferred		Grant Date
Name	Grant Date	Stock Units		Fair Value ($)(1)

Jennifer L. Adams	February 16, 2007	402		6,255
	May 22, 2007	334		6,244
	July 31, 2007	119	(2)	1,781
	August 22, 2007	571		6,247
	November 23, 2007	566		6,254
Terrence D. Daniels	February 16, 2007	402		6,255
	May 22, 2007	334		6,244
	July 31, 2007	119	(2)	1,781
	August 22, 2007	571		6,247
	November 23, 2007	566		6,254
Donald Haider	February 16, 2007	201		3,128
	May 22, 2007	167		3,129
	July 31, 2007	60	(2)	893
	August 22, 2007	286		3,129
	November 23, 2007	283		3,127
Anthony R. Ignaczak	February 16, 2007	402		6,255
	May 22, 2007	334		6,244
	July 31, 2007	119	(2)	1,781
	August 22, 2007	571		6,247
	November 23, 2007	566		6,254
H. Eugene Lockhart	February 16, 2007	402		6,255
	May 22, 2007	334		6,244
	July 31, 2007	119	(2)	1,781
	August 22, 2007	571		6,247
	November 23, 2007	566		6,254

(1)	This column shows the full grant date fair value of the deferred stock units under FAS 123(R) that were awarded to the non-associate Directors in 2007. Please refer to Note 9 to our consolidated financial statements set forth in our 2007 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of these deferred stock units.

(2)	Additional deferred stock units credited to the account of the Director under the terms of our 2004 Incentive Stock Plan in order to prevent dilution in the value of earlier awarded deferred stock units as a result of our payment of a $2.45 per share special cash dividend on July 31, 2007.

As of December 31, 2007, the last day of our fiscal year, our non-associate Directors held the following deferred stock units and nonqualified stock options:

	Deferred Stock Units		Stock Options
		Year-end Value		Year-end Value
	Deferred Stock	of Deferred	Stock	of Stock
Name	Units (#)	Stock Units ($)(1)	Options (#)	Options ($)(2)

Jennifer L. Adams	1,992	20,737	58,125	0
Terrence D. Daniels	1,992	20,737	62,692	0
Donald Haider	997	10,379	60,042	0
Anthony R. Ignaczak	1,992	20,737	62,692	0
William I Jacobs	0	0	45,351	0
H. Eugene Lockhart	1,992	20,737	62,692	0
William F. Pickard	0	0	46,659	0

(1)	Deferred stock units are valued using the closing price ($10.41) of our common stock on December 31, 2007, the last day of our 2007 fiscal year. Deferred stock units represent our obligation to deliver one share of common stock for each unit at a later date elected by the Director, such as when the Director’s service on the Board ends. Deferred stock units have no vesting provisions and are not subject to forfeiture. Deferred stock units do not have voting rights but would receive common stock dividend equivalents in the form of additional deferred stock units.

(2)	All options held by non-associate Directors are fully vested and exercisable. None of the options were in the money at $10.41 per share, the December 31, 2007 closing price of our common stock.

Compensation Discussion and Analysis

Summary:	This Compensation Discussion and Analysis (“CD&A”) is intended to provide information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (the “Named Executive Officers”). This CD&A is intended to place in perspective the compensation information contained in the tables and other data that follow this discussion under the caption “Executive Compensation”.

Overview of our Compensation Program:	Our Compensation Committee makes all decisions on how we compensate our executive officers, including our Named Executive Officers.

Our Compensation Committee evaluates our Chief Executive Officer’s performance based on the Company’s performance as a whole, and his achievement of individual goals intended to advance our strategic initiatives. Our Chief Executive Officer makes recommendations to the Committee on compensation matters involving executive officers other than himself, including base salary, individual goals and the size of equity awards. Our Chief Operating Officer, with input from our Chief Executive Officer, makes recommendations on compensation matters involving the executive officers who report to him. Our Chief Financial Officer makes recommendations on the financial impact and structure of equity awards. Our Vice President-Human Resources provides compensation information to our Compensation Committee. Our executive officers have no other role in recommending or determining executive compensation.

Our core business consists of purchasing and collecting defaulted or charged-off consumer accounts receivable portfolios from consumer credit originators. Charged-off receivables are the unpaid obligations of individuals to credit originators, such as credit card issuers, consumer finance companies, healthcare providers, retail merchants, telecommunications and utility providers. Since these receivables are delinquent or past due, we are able to purchase them at a substantial discount. We purchase and collect charged-off consumer receivable portfolios for our own account. We are among the largest businesses in our industry.

We pay our executive officers in a manner that we believe will motivate them to execute our business strategy and create Shareholder value by achieving the financial performance we want for the Company, consistent with the ethical behavior prescribed in our Code of Business Conduct. This last goal is achieved under the terms of our 2007 Annual Incentive Compensation Plan (the program under which most management associates are awarded annual cash incentive compensation, including all of the Named Executive Officers) which provides that, in addition to non-financial consequences, any violation of the Code of Business Conduct will result in complete forfeiture of any bonus which would otherwise be earned under this Plan.

Our Compensation Philosophy and Objectives:	We intend our executive compensation programs to encourage and reward efforts that create Shareholder value by aligning our executives’ individual performance with our short-term and long- term corporate goals. To that end, the compensation provided to our executive officers includes: base salary, short-term annual cash incentive compensation and long-term equity incentive compensation. In addition, we provide retirement and other benefits, including our broad-based 401(k) and health plans.

Our executive team is critical to our success in fulfilling our mission and building value for Shareholders. The principal objectives of our compensation program are to:

■ Permit us to recruit talented and well-qualified executives to serve in leadership positions;

■ Retain experienced executives to lead our organization over the long-term, and succeed into positions of increasing responsibility;

■ Build corporate and Shareholder value by:

- Focusing our executives on achieving objectives critical to implementing our business strategy;

- Ensuring that our executives take a long-term perspective while also concentrating on achievement of annual goals; and

- Holding executives directly accountable for results by placing a major portion of compensation in at-risk incentives based on achievement of performance objectives and creation of Shareholder value.

■ Motivate our executives to succeed by providing compensation that is based on performance;

■ Offer compensation opportunities that are fair in relation to the compensation of other associates and reasonable from the perspective of Shareholders;

■ Safeguard our business, including protecting it from competition and other adverse activities by the executive during and after employment;

■ Compensate executives in an efficient and cost-effective manner, taking into consideration accounting and tax consequences; and

■ Fully comply with applicable rules and regulations.

We do not have stock ownership requirements or guidelines for our executive officers, although our Chief Executive Officer, one of the founders of the Company, owns 12.3% of our outstanding shares, and our Chief Financial Officer, who has been employed by us since 1998, owns 2.6% of our outstanding shares. In addition, our equity grants vest over time, which motivates our executives to strive to increase our stock price. Our performance-based restricted stock awards vest only upon a cumulative increase in earnings per share measured over a four-year period.

Setting Executive Compensation; Use of Tally Sheets:	Based on the foregoing objectives, we structure our executive compensation to motivate our executive officers to achieve both our short-term annual financial performance goals and our longer term strategic goals. We do this through a combination of base salary and annual cash incentive compensation that rewards the achievement of Company financial performance and individual goals that relate to the execution of our business strategy. In addition, we provide equity incentive compensation to our executive officers to align their interests with those of our Shareholders on a long-term basis.

In setting each executive officer’s total compensation, we consider individual performance, the importance of the person’s role to the Company, internal pay equity and our overall financial performance. We strive to have a compensation structure which facilitates both the retention of existing executives and the recruitment of new executives.

To help assess the competitiveness of our compensation, we consider both information obtained informally in connection with our periodic recruitment of management personnel, and formally through studies conducted by our compensation consultant. We also review our direct competitors’ publicly available information.

We do not benchmark to set executive compensation. Most of our competitors are privately held debt buyers and several are publicly held. Little data exists for benchmarking in our industry. Our Compensation Committee periodically engages Frederic W. Cook & Co., global compensation consultants, to provide market data on cash and equity compensation as additional data for use by the Committee. During 2007, Frederic W. Cook provided the Committee an executive compensation review in January, and a report of survey information and guidelines for an annual equity compensation program in July. In rendering its reports, Frederic W. Cook used publicly available data for the following publicly-held companies with market capitalizations approximating ours. Several of these firms are our direct competitors and several are not. All are in the financial services industry.

■ Advance America, Cash Advance Centers, Inc.

■ Asta Funding, Inc. *

■ Consumer Portfolio Services, Inc.

■ Credit Acceptance Corporation

■ Encore Capital Group, Inc. *

■ Ocwen Financial Corp.

■ Portfolio Recovery Associates, Inc. *

■ QC Holdings, Inc.

■ United PanAm Financial Corp.

■ World Acceptance Corp.

* Direct competitors

NCO Group, Inc. (a competitor) and Saxon Capital, Inc. appeared in the January 2007 report, but were removed from the July 2007 report because they were no longer publicly traded. The Compensation Committee used the information provided by Frederic W. Cook as one of several factors in determining executive compensation. Beginning in 2002, private equity and other investors began taking a greater interest in our industry which we believe has resulted in substantial overall compensation increases at both privately held and publicly held debt buyers. This has resulted in our need to structure compensation to retain and attract experienced executives to enable us to execute our business model of (1) purchasing charged-off consumer debt at the best possible prices and on the best possible terms, and (2) collecting it in the most efficient and cost effective manner.

Our Human Resources, Finance and Legal departments also support the Committee’s work with data and legal analysis, including preparation of tally sheets to show total compensation for each executive officer and the weighting of the various components of compensation. Our Compensation Committee first reviewed tally sheets in October 2006 for use in setting 2007 compensation. The tally sheets were prepared by our Human Resources Department and presented the dollar value of each component of compensation for all of our executive officers. The tally sheets included annual compensation, both actual and target, the value of long-term incentive awards, benefits, perquisites and personal benefits and potential payouts under employment agreements that we have with some of our executive officers. Upon a review of the tally sheets, individually and in the aggregate, the Committee determined that the annual compensation for our executive officers overall generally conformed to the Compensation Committee’s expectations. However, in reviewing the tally sheet information, together with the information provided by Frederic W. Cook in the two reports noted above, the Committee observed that the annual cash compensation of our Chief Executive Officer and our Chief Financial Officer was low, that there was a total compensation shortfall for the executive officers as a group in the absence of a program for ongoing equity incentive awards, and that there was a need for long-term incentive awards, particularly for new hires.

Significant Compensation Matters for 2007:	In 2007, we hired our first Chief Operating Officer, promoted two of our long-time executive officers in recognition of their value and the importance of their roles to us, and began an annual equity incentive compensation program for our executive officers and other key associates.

New Chief Operating Officer. In July 2007, we hired our first Chief Operating Officer, Rion B. Needs, to report to our Chief Executive Officer. Mr. Needs has direct responsibility for all of our collection activity, business strategy and analysis, and information technology. We negotiated an employment agreement with Mr. Needs to induce him to join us and to motivate performance.

With our growth and the challenges we face in an increasingly competitive industry, we believed it was important to recruit someone of Mr. Needs’ experience to help us compete successfully.

We engaged a globally recognized search firm to help us find a well qualified person to meet our particular needs. With the addition of Mr. Needs as our Chief Operating Officer, we have added an accomplished leader who fits well with our existing executive management team, shares our values and our respectful approach of managing our associates and collecting consumer debt, and is a potential successor to our Chief Executive Officer. Mr. Needs is expected to help us drive performance from our business units and to implement information systems and technologies to help us perform in an efficient and cost effective manner.

In order to induce Mr. Needs to leave American Express, where he spent 23 years in positions of increasingly greater responsibility, we needed to provide an attractive compensation package with significant upside potential tied to our future performance and resulting increases in our stock price. We have provided Mr. Needs with total compensation weighted heavily toward achieving gains in our long-term performance and appreciation in our stock price. We discuss the components of his compensation and his employment agreement in greater detail below.

Chief Financial Officer. Recognizing the importance of his position and the contributions of Mark A. Redman, our long-time Chief Financial Officer, we promoted Mr. Redman to Senior Vice President in February 2007, and increased his compensation, effective as of January 1, 2007. We again increased Mr. Redman’s compensation on October 1, 2007, when we increased the compensation of our Chief Operating Officer and Chief Acquisitions Officer, to fairly compensate Mr. Redman for the significant role he has in managing the financial aspects of our Company as well as for internal equity reasons. The components of Mr. Redman’s compensation and his employment agreement are described below.

Chief Acquisitions Officer. As a debt buyer, we are highly dependent for future growth and profitability on our ability to purchase charged-off consumer debt at attractive prices. Deborah L. Everly heads up our critical debt acquisition function. Ms. Everly has been with us since 1994 and has grown over the years in her technical expertise, contacts and reputation among those in the consumer credit industry on whom we rely for our supply of portfolios of charged-off consumer debt.

In September 2007, our Chief Executive Officer and Ms. Everly engaged in several conversations about her career opportunities and aspirations. Recognizing Ms. Everly’s growth in her position, the importance of her skills to the success of our business, our lack of internal candidates with comparable skill sets, and her opportunity for greater compensation elsewhere, we promoted Ms. Everly to Senior Vice President-Chief Acquisitions Officer on October 1, 2007,

entered into an employment agreement with her, and substantially increased her compensation. Among other things, we gave her significant short-term and long-term incentives, including additional equity incentive compensation. To retain her services and to reward her for her performance, we increased her overall incentive compensation. We also agreed to pay Ms. Everly 5 basis points (0.05%) of the direct cost of all charged-off debt purchased by us to motivate and directly compensate Ms. Everly for success in purchasing charged-off debt. In her role as Senior Vice President- Chief Acquisitions Officer, we expect Ms. Everly to develop a talented team to support our debt purchasing. The components of Ms. Everly’s compensation and her employment agreement are described below.

2007 Equity Awards. We believe that equity incentive compensation provides an important motivator for our executive officers to strive to increase earnings per share, which ultimately drives Shareholder value.

We use annual Earnings Before Interest, Taxes, Depreciation and Amortization, including purchased receivable amortization (“Adjusted EBITDA”), to measure and reward short-term performance. We have had success increasing Adjusted EBITDA, however, earnings per share has declined over the last several years.

Recognizing that the stock markets reward sustained growth in earnings per share over time, we are focused on our need to improve our performance in this critical metric. Therefore, in 2007, we began an annual equity compensation program designed to motivate our Named Executive Officers and other executives to increase earnings per share over time.

We made 2007 equity awards to our Named Executive Officers consisting of a balanced mix of (1) stock options vesting over a four year period, and (2) performance-based restricted stock units which vest in 2011 based on the achievement of threshold, target and maximum level cumulative increases in earnings per share over the four year period. We also determined to begin to make equity awards on an annual basis because (1) we have a group of associates for whom a significant amount of shares granted in connection with our February 2004 initial public offering have become saleable through vesting, lessening the long-term incentive value of those shares for these associates, and (2) we have a group of newer associates for whom there have been little or no prior equity incentive awards and, therefore, little or no long-term incentive value provided for these associates.

Please see the discussion at page 33 under the heading “Equity Compensation” for a discussion of the specific awards to our Named Executive Officers in 2007 and why we made them.

2007 Executive Compensation Components:	For our fiscal year ending December 31, 2007, the principal components of compensation for our Named Executive Officers were:

■ Base salary;

■ Annual cash incentive compensation;

■ Equity incentive compensation (long- and short-term); and

■ Retirement and other benefits.

The Committee believes that total compensation should increase with position and responsibility. Furthermore, as executives move to higher levels of responsibility with greater ability to influence the Company’s results, the percentage of their pay at risk should increase.

Base Salaries:	Set forth below is a more detailed discussion of the actions we took with respect to the 2007 and 2008 base salaries for our Named Executive Officers, the first component of our compensation, and why we took them:

■ We increased the base salary of our Chief Executive Officer from $375,000 to $410,000, effective January 1, 2007. This increase was made because of (1) our Board’s confidence in his leadership, (2) our finding that his base salary and overall annual cash compensation opportunity were significantly low, based upon the survey data provided by Frederic W. Cook in its January 2007 report, and (3) internal equity considerations. We increased Mr. Bradley’s base salary to $425,000 effective January 1, 2008. We made this modest increase in Mr. Bradley’s base salary for 2008 to reflect our Board’s confidence in his leadership, the amount of the increase being tempered however by the overall performance of the Company in 2007.

■ We hired Mr. Needs, our Chief Operating Officer, in July 2007 at an annual base salary of $320,000. We wanted to provide Mr. Needs a compensation package that was sufficiently attractive for him to leave his prior employer, American Express, and the opportunity for salary increases as he performed in his job. We believe that the starting annual base salary of $320,000 was warranted by the strong financial, technology and operations experience he brought to us, as well as his demonstrated skill in managing a large associate base. After discussion with Mr. Needs, we arrived at a base salary that was slightly higher than his base salary at American Express.

On October 1, 2007, we increased Mr. Needs’ annual base salary to $350,000. This increase corresponded to our increase in the annual base salaries to $300,000 for each of our Chief Financial Officer and Chief Acquisitions Officer and was made partially to maintain internal equity among the Chief Operating Officer, Chief Financial Officer and Chief Acquisitions Officer positions. We also believed Mr. Needs’ initial performance with the Company warranted the increase, including, among other things, his quick evaluation of, and ability to address needed improvements to, our information technology systems and our collection processes. Mr. Needs’ base salary will remain at $350,000 for 2008 in light of his recent increase.

■ We recognized the value of Mr. Redman, our Chief Financial Officer, by promoting him to Senior Vice President in February 2007 and increasing his annual base salary from $250,000 to $275,000, effective January 1, 2007. We also increased his annual base salary to $300,000 effective October 1, 2007 to maintain internal equity with our Chief Operating Officer and Chief Acquisitions Officer and to fairly compensate him for the significant role he has in managing the financial aspects of our Company. Mr. Redman’s base salary has historically been low for his role with our Company in relation to peers, and we have steadily increased it over time. Mr. Redman’s annual base salary remains at $300,000 for 2008 in light of his recent increase.

■ We substantially increased the compensation of Ms. Everly in 2007 to recognize her critical value to the Company as the head of our debt purchasing function. We increased her annual base salary from $190,000 to $300,000 effective October 1, 2007. In doing so, we acknowledged the importance of her analytical and negotiation skills, her reputation within our industry and her relationships with the suppliers of the charged-off debt we purchase. Ms. Everly’s annual base salary remains at $300,000 for 2008 in light of her recent increase.

■ We increased the base salary of J. Christopher Lee from $164,000 to $185,000, effective January 1, 2007, recognizing the contributions he made in 2006 as our Vice President-Strategy and Analysis. These included the value he added to our collections strategies and strategic planning process. We increased Mr. Lee’s base salary to $193,325 effective January 1, 2008, a merit increase consistent with most of those we gave our executive officers at the Vice President level.

Annual Cash Incentive Compensation:	As discussed above, we believe that an important indicator of our annual performance is Adjusted EBITDA. Our 2007 Annual Incentive Compensation Plan for the Named Executive Officers and other management, the second component of our compensation, was comprised of two parts: (1) the opportunity for our executive officers to earn annual cash incentive compensation pursuant to a formula based upon Adjusted EBITDA relative to our budgeted Adjusted EBITDA, and (2) the opportunity for our executive officers to earn annual cash incentive compensation based on the achievement of personal goals which we seek to align with the achievement of our strategic objectives. In order to avoid rewarding achievement of personal goals in the absence of improvement in Company performance, as measured by Adjusted EBITDA, our 2007 Annual Incentive Compensation Plan for Management required that 2007

Adjusted EBITDA (after 2007 bonus accruals) exceed 2006 Adjusted EBITDA.

No incentive compensation is available under our 2007 Annual Incentive Compensation Plan for Management to an executive officer who violates our Code of Business Conduct.

We established the Adjusted EBITDA target goal for the 2007 Annual Incentive Compensation Plan for Management in February 2007 based on our then expectations about the liquidation rates of the portfolios we had purchased prior to 2007, anticipated collections from current year portfolio purchases, and anticipated operating expenses for the year.

In determining target and actual Adjusted EBITDA under our plan, our Compensation Committee made adjustments to exclude some expenses either not considered in establishing our original budgeted EBITDA financial goal or budgeted but not incurred. The adjustments were made to more accurately compare actual results to budgeted results, when certain events were not included in the budget or were included but did not occur. Rent budgeted but not paid for an office we closed in 2007 was excluded from the determination of the plan’s Adjusted EBITDA goal. We excluded from actual results under the plan (1) 2008 rent prepaid during 2007 with respect to another office we closed, (2) compensation expense for our new Chief Operating Officer, (3) compensation expense associated with the amendment of our stock plan to prevent dilution resulting from the special dividend we paid to shareholders, (4) compensation expense of 2007 equity awards granted to management, (5) gain and loss on the sale of assets, (6) impairment of intangible assets, and (7) the Michigan single business tax expense. None of those items had been included in our 2007 budget. These adjustments in total resulted in (1) our plan’s target Adjusted EBITDA being $140,269 greater than our budgeted Adjusted EBITDA goal, and (2) the 2007 actual Adjusted EBITDA under our plan being $1,629,828 greater than our reported Adjusted EBITDA.

For 2007, the Adjusted EBITDA target goal under our plan was $180,786,557. The threshold goal for our performance was $162,707,901 or 90% of the target goal, and the maximum goal was $198,865,213 or 110% of the target goal. We needed to exceed $162,181,985, our 2006 Adjusted EBITDA, in order to pay any incentive compensation under our plan based on the achievement of personal goals. The Company’s Adjusted EBITDA under our plan for 2007 was $171,397,083, or 94.81% of target, meeting the threshold Adjusted EBITDA goal for purposes of paying incentive compensation for both corporate and personal goals for 2007, but falling short of the target goal.

The 2007 personal goals for our Chief Executive Officer, which consisted of our higher level strategic goals as a Company, were proposed by our Chief Executive Officer and approved by our Compensation Committee. The 2007 personal goals for our other

Named Executive Officers were jointly established by the executive officer and our Chief Executive Officer, with approval and input by the Compensation Committee. These varied by individual depending on the breadth and nature of the executive officer’s responsibilities and how these contributed to the Company’s performance.

Examples of individual performance objectives applicable to one or more our Named Executive Officers for 2007 included:

■ financial objectives within the executive’s functional area, including occupancy expense reduction;

■ the development and execution of specific business strategies, including enhancements to pricing models for debt acquisition and enhancements to strategies for liquidation of acquired debt portfolios;

■ success of recruiting key associates, including the Chief Operating Officer;

■ changes or improvements to internal processes, including streamlining workflows within departments;

■ development of our core values and vision, leading to our mission statement of Returning Value to Our Credit Driven Economy; and

■ if appropriate, the completion of the recapitalization of the Company and return of capital to shareholders, which was completed in the third quarter of 2007.

We believe that establishing individual goals promotes accountability for each executive’s personal performance and helps differentiate our executives’ compensation based on individual contributions.

At the same time, the terms of our 2007 Annual Incentive Compensation Plan for Management provided a greater reward for achieving overall financial performance that exceeded target Adjusted EBITDA. We set target incentive compensation as a percentage of base salary for each of our executive officers. For 2007, it was 80% of base salary for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, 50% of base salary for our Chief Acquisitions Officer and 35% of base salary for our Vice President-Strategy and Analysis. Achieving all personal goals, with 2007 Adjusted EBITDA exceeding 2006 Adjusted EBITDA, would have resulted in 50% of target incentive compensation being earned, or 40% of base salary for Messrs. Bradley, Needs and Redman, 25% of base salary for Ms. Everly and 17.5% of base salary for Mr. Lee. Achieving maximum Adjusted EBITDA would have resulted in 100% of target incentive compensation being earned, twice that for achieving all personal goals, or 80% of base salary for Messrs. Bradley, Needs and Redman, 50% of base salary for Ms. Everly and 35% of base salary for Mr. Lee.

For 2007, our Named Executive Officers could have earned the following for individual and Company performance under our 2007

Incentive Compensation Plan for Management, expressed as a percentage of base salary: Mr. Bradley, 0% to 120%; Mr. Needs, 0% to 120%; Mr. Redman, 0% to 120%; Ms. Everly, 0% to 75%; and Mr. Lee, 0% to 52.5%.

At the time his base salary was increased from $320,000 to $350,000, we increased Mr. Need’s 2007 incentive compensation opportunities, expressed as a percentage of base salary, from threshold, target and maximum levels of 30%, 60% and 90% to 40%, 80% and 120%, respectively, as of October 1, 2007. These percentage increases were made retroactive to his start of employment on July 23, 2007. These adjustments recognized Mr. Needs’ immediate contributions, his potential impact on our financial performance and conformed to internal equity considerations with the adjustments to Mr. Redman’s and Ms. Everly’s compensation.

At the same time his base salary was increased from $275,000 to $300,000, we increased Mr. Redman’s 2007 incentive compensation opportunities, expressed as a percentage of base salary, from threshold, target and maximum levels of 25%, 50% and 75% to 40%, 80% and 120%, respectively, as of October 1, 2007. These percentage increases were made retroactive to January 1, 2007. We made these adjustments to maintain internal equity with the adjustments to Mr. Needs’ and Ms. Everly’s compensation, to recognize the importance of Mr. Redman’s role as our Chief Financial Officer and his potential impact on our financial performance resulting from the significant role he has in managing the financial aspects of our Company.

At the same time we increased her base salary from $190,000 to $300,000, we increased Ms. Everly’s 2007 incentive compensation opportunities, expressed as a percentage of her base salary, from threshold, target and maximum levels of 17.5%, 35% and 52.5% to 25%, 50% and 75%, respectively, as of October 1, 2007. These percentage increases were made retroactive to January 1, 2007. Ms. Everly also earned 5 basis points (0.05%) of the direct cost of all charged-off debt we purchased in 2007, net of seller buy backs, or $86,204, in accordance with the terms of her October 1, 2007 employment agreement and for the reasons stated above.

Mr. Lee’s incentive compensation as a percentage of base salary, at threshold, target and maximum levels of 17.5%, 35.5% and 52.5%, is lower than that for Messrs. Bradley, Needs and Redman, and Ms. Everly. Mr. Lee is one of four executive officers reporting to Mr. Needs. We set Mr. Lee’s incentive compensation levels in the belief that he has a significant potential impact on our financial performance in his role as Vice President-Strategy and Analysis, but less of an opportunity to affect our overall financial performance than do Messrs. Bradley, Needs and Redman, and Ms. Everly.

The table on page 32 shows for each Named Executive Officer the dollar amounts of cash incentive payments available to each at threshold, target and maximum cash incentive compensation levels, and the actual incentive compensation paid to each for 2007 performance. Threshold assumes maximum achievement of all personal goals by the Named Executive Officer and no payment for achievement of our financial goal as measured by Adjusted EBITDA.

Mr. Bradley achieved 91% of his 2007 personal goals. Mr. Needs achieved 100% of his 2007 personal goals. Mr. Redman achieved 96% of his 2007 personal goals. Ms. Everly achieved 89% of her 2007 personal goals. Mr. Lee achieved 84% of his 2007 personal goals. We prorated Mr. Needs’ incentive compensation based on his starting employment date of July 23, 2007.

2007 Annual Cash Incentive Compensation (1)

Name	Components	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Actual ($)(5)

Nathaniel F. Bradley IV	Personal goals	164,000	164,000	164,000	149,650
Chief Executive Officer	Company goal	—	164,000	328,000	78,824
	Total	164,000	328,000	492,000	228,474

Rion B. Needs	Personal goals	61,754	61,754	61,754	61,754
Chief Operating	Company goal	—	61,754	123,506	29,681
Officer(6)	Total	61,754	123,508	185,260	91,435

Mark A. Redman	Personal goals	120,000	120,000	120,000	115,500
Chief Financial Officer	Company goal	—	120,000	240,000	57,676
	Total	120,000	240,000	360,000	173,176

Deborah L. Everly	Personal goals	75,000	75,000	75,000	66,653
Chief Acquisitions	Company goal	—	75,000	150,000	36,047
Officer	Purchasing	—	—	—	86,204	(7)
	Total	75,000	150,000	225,000	188,814

J. Christopher Lee	Personal goals	32,375	32,375	32,375	27,115
Vice President –	Company goal	—	32,375	64,750	15,560
Strategy and Analysis	Total	32,375	64,750	97,125	42,675

(1)	Includes payment for our overall financial performance at 94.81% of target Adjusted EBITDA.

(2)	Assumes achievement of 100% of the Named Executive Officer’s personal goals, as well as Adjusted EBITDA for 2007 at least equal to 90% of Adjusted EBITDA for 2007.

(3)	Assumes achievement of 100% of the Named Executive Officer’s personal goals, as well as Adjusted EBITDA for 2007 equal to 100% of 2007 Adjusted EBITDA goal.

(4)	Assumes achievement of 100% of the Named Executive Officer’s personal goals, as well as Adjusted EBITDA for 2007 equal to 110% or more of 2007 Adjusted EBITDA goal.

(5)	Reflects differing levels of achievement of personal goals and greater than threshold but less than target Adjusted EBITDA performance for 2007, resulting in greater than threshold but less than target level incentive compensation for the Named Executive Officers under our 2007 Incentive Compensation Plan for Management.

(6)	All amounts shown for Mr. Needs are prorated to reflect his partial year of employment, beginning July 23, 2007.

(7)	Bonus of $86,204 paid to Ms. Everly pursuant to the terms of her employment agreement. The amount of this bonus is computed on the basis of 5 basis points (0.05%) of the direct cost of charged-off consumer debt purchased by us in 2007, net of seller buy backs.

Equity Compensation:	Although we have increased our Adjusted EBITDA (an important indicator of our annual performance) in each of the last three years, our fully diluted earnings per share has declined during that same period. We recognize that the stock market rewards sustained growth in earnings per share over time. We want to improve our performance in this critical metric. We believe that equity incentive compensation, the third component of our compensation, provides an important motivator for our executive officers to act to increase earnings per share, which ultimately drives Shareholder value.

In 2002, in connection with the private equity investment in our Company by an affiliate of Quad-C Management, our largest Shareholder, we awarded stock appreciation rights to approximately 60 associates to retain their services and to motivate them to increase our value. We did not award these stock appreciation rights to Mr. Bradley or our other founder. We settled the stock appreciation rights in shares of our stock in February 2004, when we completed our initial public offering. Although these shares were fully vested when granted to our associates, we restricted the ability of the recipients to transfer them, with the transfer restrictions lapsing at a rate of 20% per year over a five-year period ending in February 2009.

We viewed these stock appreciation rights as constituting our equity incentive compensation program over the five year period of 2002 through 2006. Until 2007, we did not have an equity incentive award program for our executive officers, having granted limited equity awards under our 2004 Stock Incentive Compensation Plan other than employment inducement options.

In August 2007, we made awards to the Named Executive Officers and our other executive officers comprised of a mix of (1) stock options vesting ratably over a four year period, and (2) performance-based restricted stock units (with each unit representing the contingent right to receive one share of common stock) which vest in 2011 based on the achievement of threshold, target and maximum level cumulative increases in earnings per share over the four year period. These awards were made after the completion of our return of capital plan (repurchase of shares of our common stock for approximately $75 million in June 2007 and issuance of a special, one-time dividend in July 2007 for approximately $75 million) and after our August 2, 2007 earnings announcement for our second quarter results.

We made these awards after considering that the January 2007 and July 2007 Frederic W. Cook reports provided to our Compensation Committee found the equity incentive compensation component for our executive officers was low. We believe that having an annual equity incentive award program for executive officers and other key associates will motive them to work to increase earnings per share and will aid in retaining their services.

We also believe that the combination of time-based stock options and performance-based restricted stock units, which will only vest upon achievement of a pre-established cumulative increase in earnings per share over four years, provides a powerful incentive for the Named Executive Officers to increase earnings per share and, ultimately, increase Shareholder value. In determining the allocation between time-based stock options and performance-based restricted stock units, we considered information provided by Frederic W. Cook and determined that if the target for vesting the restricted stock units was relatively difficult to achieve, an appropriate ratio of time-based stock options to performance-based restricted stock units would be two-to-one. In making awards to the Named Executive Officers, we determined what we considered an appropriate number of “option equivalent” awards for each position, based, in part, on suggestions from Frederic W. Cook. We then gave a total award to each Named Executive Officer equal to the number of “option equivalent” awards determined to be appropriate based on the importance of the person’s role to the Company and internal pay equity, allocating the award on a two-to-one ratio between time-based stock options and performance-based restricted stock units.

We agreed to make certain equity awards to Mr. Needs, our Chief Operating Officer, when we hired him in July 2007. We based the equity awards we made to Mr. Redman, our Chief Financial Officer, in part on the awards we made to Mr. Needs for internal equity and because of the important role Mr. Redman has in managing the financial aspects of our Company. When we significantly increased the compensation for Ms. Everly, our Chief Acquisitions Officer, in October 2007, we made equity awards to her in amounts we deemed appropriate to recognize her critical value as the leader of our debt purchasing unit and to achieve internal equity among the Chief Operating Officer, the Chief Financial Officer and the Chief Acquisitions Officer.

We have set forth below a summary and analysis of our 2007 awards of equity incentive compensation to our Named Executive Officers:

Nonqualified Stock Options and Performance-Based Restricted Stock Units — Named Executive Officers. In August 2007, we granted to each of our Named Executive Officers nonqualified stock options that vest 25% per year based on continued employment with the Company and restricted stock unit awards that vest in 2011 based on achievement of threshold, target or maximum levels of cumulative annual earnings per share performance objectives, with pro rata vesting at levels between threshold, target and maximum, and requiring continued employment by the Named Executive Officer to the date of vesting. Each restricted stock unit represents the contingent right to receive one share of our common stock, with vested percentages set at 60%, 80% and 100% depending on the achievement of specified threshold, target and maximum earnings per share targets of 7.5% per annum, 10.0% per annum and 15.0% per annum cumulative growth over a four year period, respectively, and with the vested percentages being prorated for results between the specified targets.

As part of our July 20, 2007 employment agreement with Mr. Needs, we initially agreed to grant Mr. Needs a stock option to purchase 125,000 shares of our common stock that vested in 2011 based on achievement of threshold, target or maximum levels of cumulative annual earnings per share performance objectives, with pro rata vesting at levels between threshold, target and maximum, and requiring continued employment by Mr. Needs to the date of vesting. However, the July 2007 Frederic W. Cook report, which was not considered by the Compensation Committee until after we entered into the July 20, 2007 employment agreement with Mr. Needs, suggested that the preferred equity grant to the Named Executive Officers would consist of stock options vesting ratably over a four year period and performance-based restricted stock units vesting in 2011 based on the achievement of cumulative earnings per share targets over the four year period. Mr. Needs agreed with this suggestion and, as part of and consistent with the terms of our August 2007 equity grants to all Named Executive Officers, we granted him a stock option to acquire 62,500 shares and restricted stock units for 31,250 shares, which grant was in lieu of Mr. Needs receiving such stock option grant for 125,000 shares.

We believe that earnings per share is linked to long-term shareholder value creation, with a four-year measurement period focusing the attention of the Named Executive Officers on sustained earnings per share growth and eliminating any bias that might arise from period to period discrepancies. Earnings per share performance targets were based upon our analysis of our historical performance, as well as our internally generated projected growth rates. Threshold performance of 7.5% per annum was set at a reasonable, but not assured level, target performance of 10.0% per annum was set at a challenging level to reward outstanding performance, and maximum performance of 15.0% per annum was set commensurate with our long-term strategic plan maximum growth potential to reward extraordinary performance.

Our Compensation Committee will determine four-year cumulative earnings per share, subject (1) to its discretion to take into account or to disregard extraordinary financial events on a uniform basis for all executives, and net gains and losses on the disposal of assets and other non-operating income or expense items, and (2) to excluding non-cash equity compensation expense.

We developed these earnings per share performance targets to establish goals for our management and not as a projection or indication of our expected results over the four-year period ending June 30, 2011. These targets should not be misinterpreted as guidance for investors regarding our expected earnings. It is our policy not to publicly issue earnings targets or guidance. Investors could be harmed if the financial community, including analysts that follow us, announce conclusions regarding us based upon these earnings per share performance targets that were not intended as earnings projections.

Time Vesting Restricted Stock Units — Chief Operating Officer. We also made two awards of restricted stock units vesting 25% per year to Mr. Needs, based on continuous employment through the vesting dates, one award made in August 2007 covering 56,500 units and the other made in November 2007 covering 56,135 units. These awards were made as an employment inducement to Mr. Needs and were intended to replace unvested awards of comparable value that he forfeited by leaving his former employer to become our Chief Operating Officer. We negotiated the award of 56,500 units with Mr. Needs and included this number in his July 2007 employment agreement. Because of the decline in value of our stock from the date Mr. Needs accepted our offer of employment to the date of the first award in August, and to be fair to Mr. Needs, we made the award of the additional units in November, based on the value of our common stock at the time of the August 2007 awards.

Time Vesting Restricted Stock Units — Chief Acquisitions Officer. We also made an award of restricted stock units to Ms. Everly vesting 50% per year. This award covered 43,592 units. We made the award to reward Ms. Everly for her performance and to retain her services by providing her restricted stock units having an approximate value of $500,000 on the date of the award, that require her continued employment to vest.

The option and restricted stock unit awards granted in 2007 to Named Executive Officers are disclosed below in the “Summary Compensation Table”, the “Grants of the Plan-Based Awards” table and the “Outstanding Equity Awards for Named Executive Officers at December 31, 2007” table.

Each equity award we made to an executive was conditioned upon obligations of the executive to protect the confidentiality of our information and not to compete with us during and after employment for periods up to two years. Each equity award also contains a “clawback” provision, entitling us to negate the award or to recoup the value of the award if the executive breaches those confidentiality and non-compete obligations.

The grant dates of all awards were the dates the Compensation Committee acted to grant the awards. The exercise price for each option was the closing price of our common stock on the date of grant of the option. All equity awards were granted during our “open trading window” periods following the public announcement of quarterly earnings results, when all directors and associates were permitted to trade in our stock.

In 2007, the Compensation Committee approved all equity awards to Named Executive Officers. In determining the size of each Named Executive Officer’s award, the Compensation Committee considered a number of factors, including (i) relative grant levels among our executive officers, (ii) the value of the Named Executive Officer to the Company, (iii) the performance of the Named Executive Officer, (iv) suggestions from Frederic W. Cook, and (v) information learned from our periodic recruitment of management personnel.

In 2004, we established the 2004 Stock Incentive Plan to promote the best interests of the Company and our Shareholders by encouraging associates and non-associate Directors of the Company to acquire an ownership interest in the Company through grants of various equity awards, thereby identifying their interests with those of our Shareholders, and to enhance our ability to attract and retain qualified associates and non-associate Directors. In May 2007, Shareholders approved an amendment to this plan at the Annual Meeting of Shareholders to permit our Compensation Committee to adjust the terms of awards of equity grants under the plan so that award holders are not enriched or dispossessed of value as the result of transactions having a neutral effect on Shareholders. In connection with the special one-time cash dividend of $2.45 per share paid on our shares of common stock on July 31, 2007, our Board of Directors and Compensation Committee approved an adjustment to outstanding stock options and deferred stock units to protect the award holders from losing value as a result of the dilution caused by the dividend.

Retirement and Other Benefits:	We have set forth below a description of our retirement and other benefits, the fourth component of compensation for our Named Executive Officers.

Retirement Plans. We provide a tax-qualified retirement savings plan. All of our associates, including our Named Executive Officers, are able to contribute a percentage of their compensation to the plan on a before-income tax basis up to the compensation limit prescribed by the Internal Revenue Service (“IRS”), which was $225,000 for 2007. The IRS also prescribes the maximum employee contribution in any given year. For 2007, the employee contribution limit was $15,500, and employees age 50 or older could make an additional catch-up contribution of $5,000. The employer match does not affect the contribution limits. We match 100% of the first 3% of compensation contributed to the plan and 50% of the next 3% of compensation contributed by each associate. Associate contributions are fully vested upon contribution. Matching contributions vest on a three-year graded schedule and become fully vested once an associate has achieved three years of service with the Company, as defined in the plan.

Perquisites and Other Benefits. We provide the Named Executive Officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable in relation to overall compensation. For 2007, they included (1) reimbursement of a club membership expense and payment for a car for our Chief Executive Officer, (2) a car allowance for our Chief Financial Officer, (3) payment of relocation expenses for our Chief Operating Officer in connection with our hiring of him and his move to our Michigan headquarters, and (4) fixed monthly payments to our Vice-

President-Strategy and Analysis to cover living and commuting expenses as he travels between our Michigan headquarters and our office in Richmond, Virginia where he also resides. We agreed to pay the relocation expenses of our Chief Operating Officer and an amount to cover travel and living expenses for our Vice President-Strategy and Analysis in hiring them, and believe these to be reasonable expenses required in order to induce them to work for us. We also provided a gross-up payment to each of our Chief Operating Officer and Vice President-Strategy and Analysis to cover their payment of federal and state taxes on their receipt of payments to cover relocation, and living and travel expenses, respectively.

Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers, using the tally sheets prepared with respect to our executive officers in its analysis.

Summary — 2007 Executive Compensation Components:	The table below summarizes for the Named Executive Officers their annual base salary for 2007, their annual cash incentive bonuses earned in 2007, their equity awards received in 2007 and their retirement, benefits and other compensation, all as discussed earlier in this Compensation Discussion and Analysis In structuring total compensation for our Named Executive Officers, we seek to pay a mix of base salary, short-term cash incentive and longer-term equity compensation that is weighted toward paying for performance over a sustained period of time.

2007 Base Salary, Annual Cash Incentive Compensation and
Equity Awards Compensation

			Annual								Retirement,
			Cash				Performance-		Time-Vested		Benefits
			Incentive		Nonqualified		Based		Restricted		and Other
	Base		Compensation		Stock		Restricted		Stock		Compensation
Name	Salary ($)		($)(e)		Options (#)		Stock Units		Units (#)		($)(m)

Nathaniel F. Bradley IV	410,000		228,474		37,500	(g)	18,750	(i)	—		34,411
Chief Executive Officer
Rion B. Needs(a)	350,000	(b)	91,434		62,500	(g)	31,250	(i)	112,635(k	)	118,218
Chief Operating Officer
Mark A. Redman	300,000	(c)	173,176		31,250	(g)	15,625	(i)	—		13,605
Chief Financial Officer
Deborah L. Everly	300,000	(d)	188,814	(f)	31,250	(h)	15,625	(j)	43,592	(l)	6,497
Chief Acquisitions Officer
J. Christopher Lee	185,000		42,675		5,000	(g)	2,500	(i)	—		66,142
Vice President – Strategy and Analysis

(a)	Mr. Needs joined us as an associate on July 23, 2007.

(b)	Mr. Needs’ annual base salary was $320,000 for the period of July 23, 2007 through September 30, 2007 and was increased to $350,000 per year effective October 1, 2007.

(c)	Mr. Redman’s annual base salary was $275,000 for the period of January 1, 2007 through September 30, 2007 and was increased to $300,000 per year effective October 1, 2007.

(d)	Ms. Everly’s annual base salary was $190,000 for the period of January 1, 2007 through September 30, 2007 and was increased to $300,000 per year effective October 1, 2007.

(e)	Reflects bonuses awarded under the 2007 Annual Cash Incentive Compensation Plan for Management.

(f)	Includes Ms. Everly’s debt purchasing incentive compensation of $86,204, computed on the basis of 5 basis points (0.05%) of the direct cost of charged-off consumer debt purchased by us in 2007.

(g)	Nonqualified stock options exercisable for the indicated number of shares of our common stock, with a grant date of August 7, 2007, a per share exercise price of $9.28 and vesting 25% per year on the anniversary of the grant date based on continued employment with us.

(h)	Nonqualified stock options exercisable for the indicated number of shares of our common stock, 10,000 of which have a grant date of August 7, 2007, a per share exercise price of $9.28 and vesting 25% per year on the anniversary of the grant date based on continued employment with us, and 21,250 of which have a grant date of November 29, 2007, a per share exercise price of $11.47 and vesting 25% per year on the anniversary of the grant date based on continued employment with us.

(i)	Restricted stock units representing the contingent right to receive one share of our common stock for the indicated number of shares, with a grant date of August 7, 2007 and vesting in 2011 based on achievement of threshold, target or maximum levels of cumulative annual earnings per share performance objectives.

(j)	Restricted stock units representing the contingent right to receive one share of our common stock for the indicated number of shares, 5,000 of which have a grant date of August 7, 2007, 10,625 of which have a grant date of November 29, 2007, and vesting in 2011 based on achievement of threshold, target or maximum levels of cumulative annual earnings per share performance objectives.

(k)	Restricted stock units representing the contingent right to receive one share of our common stock for the indicated number of shares, 56,500 of which have a grant date of August 7, 2007, 56,135 of which have a grant date of November 29, 2007, and vesting 25% on August 7, 2008, 2009, 2010 and 2011, respectively, based on continued employment with us.

(l)	Restricted stock units representing the contingent right to receive one share of our common stock for the indicated number of shares, with a grant date of November 29, 2007 and vesting 50% per year on the anniversary of the grant date based on continued employment with us.

(m)	Comprised of retirement, perquisites and other benefits and compensation as reported below in the Summary Compensation Table under the column entitled “All Other Compensation”.

Employment Agreements:	In 2002, we entered into employment agreements with our Chief Executive Officer, Mr. Bradley, and with our Chief Financial Officer, Mr. Redman, in connection with the private equity investment in the Company made by an affiliate of Quad-C Management, our largest Shareholder, for the purpose of ensuring their services on behalf of the Company. Each of these agreements expires on December 31 of each year, unless the executive is employed by us after such date, in which case the agreements are automatically renewed for an additional one-year period. In July 2007, we entered into an employment agreement with Mr. Needs to induce him to join us as our Chief Operating Officer and to specify the terms of his employment. In October 2007, we entered into an employment agreement with Ms. Everly to reflect her promotion to Chief Acquisitions Officer and to reflect the terms of her substantially increased compensation. Each of the employment agreements with Messrs. Bradley, Redman and Needs and Ms. Everly protects us by subjecting the executive to certain confidentiality, non-competition and non-interference provisions. In addition, each of these employment agreements offers the executives protection in the event we terminate an executive without cause or if we substantially breach an agreement (as those terms are defined in the agreements). Each of these employment agreements are described in more detail below under Executive Compensation — Employment Agreements.
Tax and Accounting Implications; Deductibility of Executive Compensation:	Section 162(m) of the Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers unless the compensation is based on nondiscretionary, pre-established performance goals. The Committee believes that it has taken appropriate actions to preserve the deductibility of the equity-based compensation awarded as long-term performance incentives. However, from time to time the Committee may recommend incentive awards that may not be deductible when it believes that such awards are in our best interest. We do not currently have any payment obligations which would be subject to Section 162(m).
Nonqualified Deferred Compensation:	On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are operating in good faith compliance with the statutory provisions which became effective January 1, 2005.
Accounting for Equity-based Compensation:	From our initial public offering in 2004 until January 1, 2006, we accounted for stock-based payments under FASB Statement 123. On January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the last two fiscal years of the Company’s principal executive officer, principal financial officer and the other three most highly compensated executive officers.

						Option	Non-Equity	All Other
		Salary	Bonus		Stock Awards	Awards	Incentive Plan	Compensation	Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(2)	Compensation ($)(3)	($)(4)	($)

Nathaniel F. Bradley IV	2007	410,000	-0-		12,540	14,311	228,474	34,411	699,736
Chairman, President and Chief Executive Officer	2006	369,167	106,320		-0-	-0-	-0-	31,017	506,504
Rion B. Needs	2007	149,449	-0-		91,648	23,851	91,435	118,218	474,601
Senior Vice President – Chief Operating Officer(5)
Mark A. Redman	2007	281,250	-0-		10,450	11,926	173,176	13,605	490,407
Senior Vice President – Chief Financial Officer(6)	2006	250,000	90,000		-0-	-0-	-0-	15,826	355,826
Deborah L. Everly	2007	217,500	86,204	(8)	42,444	7,714	102,610	6,497	462,969
Senior Vice President – Chief Acquisitions Officer(7)	2006	175,817	44,678		-0-	-0-	-0-	6,554	227,049
J. Christopher Lee	2007	185,000	-0-		1,672	10,285	42,675	66,142	305,774
Vice President – Strategy and Analysis(9)

(1)	This column discloses the dollar amount of compensation cost recognized in 2007 and 2006 in accordance with FAS 123(R). Please refer to Note 9 to our consolidated financial statements set forth in our 2007 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the Stock Awards.

(2)	This column discloses the dollar amount of compensation cost recognized in 2007 and 2006 in accordance with FAS 123(R). Please refer to Note 9 to our consolidated financial statements set forth in our 2007 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the Option Awards.

(3)	The amounts included in this column reflect cash inventive compensation awarded under the 2007 Annual Incentive Compensation Plan for Management.

(4)	The amounts included in All Other Compensation are derived from the following: (1) contributions by Asset Acceptance to our 401(k) Plan: Mr. Bradley, $12,400; Mr. Needs, $0; Mr. Redman, $6,975; Ms. Everly, $4,578; and Mr. Lee, $7,750;. (2) value of group term life insurance premiums paid by the Company for coverage in excess of $50,000 for the benefit of the executive officer: Mr. Bradley, $138; Mr. Needs, $15, Mr. Redman, $90; Ms. Everly, $54; and Mr. Lee, $54; (3) amounts of associate contributions toward medical and prescription drug costs which were waived for the Named Executive Officer: Mr. Bradley, $5,209; Mr. Needs, $183; Mr. Redman, $0; Ms. Everly, $1,145; and Mr. Lee, $1,145; (4) perquisites and personal benefits: Mr. Bradley, $16,664; Mr. Needs, $70,650; Mr. Redman, $6,540; Ms. Everly, $540; and Mr. Lee, $37,342; (5) gross-up of $47,370 to cover payment of Mr. Needs’ taxes on payments to reimburse him for relocation and temporary living expenses; and (6) gross-up of $19,851 to cover payment of Mr. Lee’s taxes on the amounts paid him to cover commuting and living expenses. The perquisites we provided to Mr. Bradley and their cost to us in 2007 were as follows: automobile expenses, $12,167; club memberships, $3,957; and cellular phone, $540. The perquisites and personal benefits we provided to Mr. Needs in 2007 were as follows: relocation expenses, $70,470; and cellular phone, $180. The perquisites we provided to Mr. Redman and their cost to us in 2007 were as follows: car allowance, $6,000; and cellular phone, $540. The perquisites we provided to Ms. Everly and their cost to us in 2007 were as follows: cellular phone, $540. The perquisites we provided to Mr. Lee and their cost to us in 2007 were as follows: living and travel expenses, $36,802; and cellular phone, $540.

(5)	Mr. Needs began employment July 23, 2007, at an annual base salary of $320,000 that was increased to $350,000 on October 1, 2007. Mr. Needs’ base salary of $350,000 was used to compute his Non-Equity Plan Incentive Plan Compensation for 2007, which was prorated for his partial year of employment with us.

(6)	Mr. Redman’s annual base salary was set at $275,000 beginning January 1, 2007 and increased to $300,000 on October 1, 2007. Mr. Redman’s base salary of $300,000 was used to compute his Non-Equity Incentive Plan Compensation for all of 2007.

(7)	Ms. Everly’s annual base salary was set at $190,000 beginning January 1, 2007 and increased to $300,000 on October 1, 2007. Ms. Everly’s base salary of $300,000 was used to compute her Non-Equity Incentive Plan Compensation for all of 2007.

(8)	Comprised of Ms. Everly’s purchasing incentive bonus of $86,204 computed on the basis of 5 basis points (0.05%) of the direct cost of charged-off consumer debt purchased by us in 2007.

(9)	Since Mr. Lee was not one of the Named Executive Officers in 2006, his 2006 compensation is not shown.

Employment Agreements

Nathaniel F. Bradley IV.  The employment agreement with Mr. Bradley, dated as of September 30, 2002, as amended, provides for his service as our Chief Executive Officer. This agreement expires on December 31 of each year, unless Mr. Bradley is employed by us after such date, in which case the agreement is automatically renewed for an additional one-year period. The agreement provides for a minimum base salary of $340,000 (increased since 2002 to $425,000 (effective as of January 1, 2008)), subject to annual review at the discretion of our Board of Directors. Mr. Bradley also has the opportunity to earn an annual bonus under an incentive plan determined by our Board, and benefits. The employment agreement provides Mr. Bradley with the right to participate in health, life and disability plans that we provide. Mr. Bradley is also subject to certain confidentiality, as well as non-competition and non-interference provisions (for a period of the later of one year after termination of employment or until we cease severance payments, up to a maximum of three years after termination of employment), pursuant to his employment agreement.

Mark A. Redman.  The employment agreement with Mr. Redman, dated as of September 30, 2002, as amended, provides for his service as our Chief Financial Officer. This agreement expires on December 31 of each year, unless Mr. Redman is employed by us after such date, in which case the agreement is automatically renewed for an additional one-year period. The agreement provides for a minimum base salary of $160,000 (increased since 2002 to $300,000 (effective as of October 1, 2007)), subject to annual review at the discretion of our Board of Directors. Mr. Redman is also entitled to the opportunity to earn an annual bonus under an incentive plan determined by our Board, and benefits. The employment agreement provides Mr. Redman with the right to participate in health, life and disability plans that we provide. Mr. Redman is also subject to certain confidentiality, as well as non-competition and non-interference provisions (for a period of the later of one year after termination of employment or until we cease severance payments, up to a maximum of three years after termination of employment), pursuant to his employment agreement.

Rion B. Needs.  The employment agreement with Mr. Needs, dated July 20, 2007, as amended, provides for his service as our Chief Operating Officer on at at-will basis. The agreement provides for a minimum annual base salary of $320,000 (increased to $350,000 effective as of October 1, 2007), subject to annual review at the discretion of our Board of Directors. Mr. Needs is entitled to participate in our 2007 Annual Incentive Compensation Plan for Management, subject to our achievement of certain levels of Adjusted EBITDA (as discussed above in the Compensation Discussion and Analysis section of this Proxy Statement) and Mr. Needs’ achievement of certain personal objectives as set forth in his agreement. In addition, the agreement provides that Mr. Needs has the opportunity to earn equity awards in the form of restricted stock and options based on certain conditions, including continued employment on the vesting dates. Under these terms, we will make awards to Mr. Needs in August 2008, 2009, 2010 and 2011 of a mix of (1) stock options vesting in 25% annual increments over a four-year period, (2) performance-based restricted stock units vesting after four years based on achievement of earnings per share performance objectives, or (3) other types of equity awards, with the foregoing together having a total value equal to 62,500 “option equivalents” to purchase shares of our stock in each of those years. The employment agreement also provides for reimbursement to Mr. Needs for specified relocation expenses and provides Mr. Needs with the right to participate in health, life and disability plans that we provide. Mr. Needs is also subject to certain confidentiality, as well as non-competition and non-interference provisions (for a period of the later of one year after termination of employment or until we cease severance payments, up to a maximum of two years after termination of employment), pursuant to his employment agreement.

Deborah L. Everly.  The employment agreement with Ms. Everly, dated as of October 1, 2007, provides for her services as our Senior Vice President and Chief Acquisitions Officer on an at-will basis. The agreement provides for an annual base salary of $300,000, subject to annual review at the discretion of our Board of Directors. Ms. Everly is entitled to participate in our 2007 Annual Incentive Compensation Plan for Management, subject to our achievement of certain levels of Adjusted EBITDA (as discussed above in the Compensation Discussion and Analysis section of this Proxy Statement) and Ms. Everly’s achievement of certain personal objectives as set forth in her agreement. In addition, Ms. Everly is entitled to a bonus of 5 basis points (0.05%) of the direct cost of the charged-off consumer debt purchased by us, less certain adjustments as provided in her agreement. Subject to certain conditions, including employment on the dates the awards vest, the employment agreement provides for certain equity awards in the form of restricted stock units and options that Ms. Everly received in 2007. We have also provided Ms. Everly with the ability to participate in external executive training programs at our expense. Ms. Everly is also subject to certain confidentiality, as well as non-competition and non-interference provisions (for a period of the later of one year after termination of employment or until we cease severance payments, up to a maximum of two years after termination of employment), pursuant to her employment agreement.

Severance Benefits.  In addition, the employment agreements for each of Messrs. Bradley, Redman and Needs and Ms. Everly provide for payments of certain severance benefits upon termination of employment. Such benefits depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Substantial Breach” are used in each of the employment agreements and understanding these terms is necessary to determine the appropriate benefits for which the executive is eligible. The terms are defined as follows:

■	“Cause” means the executive’s continued or deliberate failure to perform his/her duties; failure to devote substantially all of his/her working time to our business; willful failure to follow the directives of our Board of Directors in any material respect, provided that such directives are not materially inconsistent with his/her employment agreement; his/her willful misconduct in the performance of his/her duties; his/her breach of the confidentiality and non-compete provisions of his/her employment agreement; his/her commission of a felony, fraud, embezzlement or other crime involving moral turpitude; or any act which is injurious to our reputation.

■	“Substantial Breach” means any material breach by us of our obligations under the executive’s employment agreement, and does not include a termination for Cause.

Upon a termination of the executive’s employment without Cause or for a Substantial Breach, the executive will receive: (a) his/her regular base salary for a period of two years in the case of Messrs. Bradley and Redman and twelve months in the case of Mr. Needs and Ms. Everly, provided that we may elect to pay the executive’s regular base salary for up to one additional year for the purpose of extending the term of the covenants relating to non-competition and non-interference with our business; (b) a pro rata portion of any bonus he/she would otherwise be entitled to pursuant to the terms of the employment agreement; and (c) the amounts necessary to continue his/her participation for a period of 24 months for Messrs. Bradley and Redman, and 18 months for Mr. Needs and Ms. Everly, following his/her termination or resignation (including dependent coverage) in any life, disability, group health and dental benefit plans that we provide in effect immediately prior to his/her termination or resignation.

Upon the executive’s resignation (other than upon retirement or for a Substantial Breach) and in the event of the executive’s death, disability or retirement, he/she is entitled to receive all payments and benefits owed to him under the employment agreement through the effective date of his/her last day of employment. In addition, upon the executive’s death, disability or retirement, he/she is entitled to receive a pro rata portion of any bonus he/she would otherwise be entitled pursuant to the terms of the employment agreement.

Grants of Plan-Based Awards

The following table provides information regarding equity plan awards granted during fiscal 2007 to the executives listed in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS

						All Other
					All Other	Option Awards:
					Stock Awards:	Number of		Grant Date
		Estimated Future Payouts Under			Number of	Securities	Exercise or	Fair Value
		Equity Incentive Plan Awards(1)			Shares of	Underlying	Base Price of	of Stock
	Grant	Threshold	Target	Maximum	Stock or	Options	Option	and Option
Name	Date	60% (#)	80% (#)	100% (#)	Units (#)(2)	(#)(3)	Awards ($/Sh)	Awards ($)(4)

Nathaniel F. Bradley IV	Aug. 7, 2007	11,250	15,000	18,750				139,200
Chief Executive Officer	Aug. 7, 2007					37,500	9.28	159,377
Rion B. Needs	Aug. 7, 2007	18,750	25,000	31,250				232,000
Chief Operating Officer	Aug. 7, 2007				56,500			524,320
	Aug. 7, 2007					62,500	9.28	265,629
	Nov. 29, 2007				56,135			643,868
Mark A. Redman	Aug. 7, 2007	9,375	12,500	15,625				116,000
Chief Financial Officer	Aug. 7, 2007					31,250	9.28	132,814
Deborah L. Everly	Aug. 7, 2007	3,000	4,000	5,000				37,120
Chief Acquisitions	Aug. 7, 2007					10,000	9.28	42,501
Officer	Nov. 29, 2007	6,375	8,500	10,625				97,495
	Nov. 29, 2007				43,592			500,000
	Nov. 29, 2007					21,250	11.47	110,050
J. Christopher Lee	Aug. 7, 2007	1,500	2,000	2,500				18,560
Vice President –	Aug. 7, 2007					5,000	9.28	21,250
Strategy and Analysis

(1)	Represents shares of restricted stock units granted under our 2004 Stock Incentive Plan. Each unit represents the contingent right to receive one share of our common stock for the indicated number of shares, with vesting based on achievement of threshold, target or maximum levels of cumulative annual earnings per share performance objectives. The grant dates of the awards are the dates the Committee awarded the restricted stock units.

(2)	Represents shares of restricted stock units granted under our 2004 Stock Incentive Plan. Each unit represents the contingent right to receive one share of our common stock for the indicated number of shares, vesting 25% per year over a four year period with respect to the awards to Mr. Needs, 50% per year with respect to the awards to Ms. Everly, and all vesting based on continued employment with us. The grant dates of the awards are the dates the Committee awarded the restricted stock units.

(3)	Represents nonqualified stock options granted under our 2004 Stock Incentive Plan. Each option is exercisable for the indicated number of shares of our common stock, with vesting at 25% per year over a four year term based on continued employment with us. The grant dates of the awards are the dates the Committee awarded the stock options.

(4)	This column discloses the grant date fair value in accordance with FAS 123(R). Please refer to Note 9 to our consolidated financial statements set forth in our 2007 Annual Report to Shareholders for a statement of the assumptions we made in regard to the valuation of the Stock and Option Awards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards outstanding as of December 31, 2007 to the Named Executive Officers listed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity Incentive
							Equity Incentive	Plan Awards:
							Plan Awards:	Market or
							Number of	Payout Value
	Number of	Number of			Number of	Market Value	Unearned	of Unearned
	Securities	Securities			Shares or	of Shares or	Shares, Units or	Shares, Units or
	Underlying	Underlying	Option		Units of Stock	Units of Stock	Other Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That Have	That Have	That Have
	Options (#)	Options (#)	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Nathaniel F. Bradley IV	17,412		16.27	Apr. 21, 2015			11,250	117,113
Chief Executive Officer		37,500	9.28	Aug. 7, 2017
Rion B. Needs		62,500	9.28	Aug. 7, 2017	112,635	1,172,530	18,750	195,188
Chief Operating Officer
Mark A. Redman		31,250	9.28	Aug. 7, 2017			9,375	97,594
Chief Financial Officer
Deborah L. Everly		10,000	9.28	Aug. 7, 2017	43,592	453,793	9,375	97,594
Chief Acquisitions Officer		21,250	11.47	Nov. 29, 2017
J. Christopher Lee	1,161	4,642	15.99	Jul. 31, 2016
Vice President – Strategy		5,000	9.28	Aug. 7, 2017			1,500	15,615
and Analysis

(1)	Represents nonqualified stock options exercisable for the indicated number of shares of our common stock, which vest 25% per year based on continued employment with us.

(2)	Represents the unvested portion of restricted stock units, with each unit representing the contingent right to receive one share of our common stock for the indicated number of shares and vesting 25% per year over a four year period with respect to the awards to

Mr. Needs, 50% per year with respect to the awards to Ms. Everly, and all vesting based on continued employment with us.

(3)	Value is equal to the closing market price of $10.41 per share on December 31, 2007, multiplied by the indicated number shares.

(4)	Represents the unvested portion of restricted stock units, with each unit representing the contingent right to receive one share of our common stock for the indicated number of shares and vesting based on achievement of threshold levels of four-year cumulative annual earnings per share performance objectives and continued employment with us.

(5)	Value is equal to the closing market price of $10.41 per share on December 31, 2007, multiplied by the indicated number shares.

Option Exercises and Stock Vested

There was no value realized from the exercise of stock options or the vesting of restricted stock or restricted stock units during 2007 by the Named Executive Officers listed in the in the Summary Compensation Table.

Pension Benefits

We did not provide any pension plan benefits to our executive officers or other management of the Company during 2007.

Nonqualified Deferred Compensation

We did not provide any nonqualified deferred compensation to our executive officers or other management of the Company during 2007.

Potential Payments upon Termination or Change in Control

We have employment agreements with Messrs. Bradley, Redman and Needs, and Ms. Everly. These agreements provide for payments that we would be obligated to make in connection with a termination of employment of Messrs. Bradley, Redman or Needs, or Ms. Everly. The following table describes the circumstances that would trigger those payments and the amounts we would be obligated to pay, assuming the triggering event occurred on December 31, 2007.

			Termination of
			Employment
			Without Cause or
			Resignation
		Termination of	Following Material
		Employment for	Breach by
Name	Resignation	Cause	Company

Nathaniel F. Bradley IV(1)	-0-	-0-	$1,300,948
Mark A. Redman(1)	-0-	-0-	$970,352
Rion B. Needs(2)	-0-	-0-	$575,288
Deborah L. Everly(2)	-0-	-0-	$506,810

(1)	Includes the product of two times base salary and actual bonus for 2007, plus the costs of life, disability, group health and dental plan benefits to be provided for two years following termination of employment. Payments of salary and bonus are to be made over a two year period in accordance with our payroll policy. We may elect to continue the payment of salary and bonus for a third year to extend the period of executive’s non-compete and non-

solicitation covenants under the agreements. An estimate has been made for insurance benefits.

(2)	Includes the product of one times base salary and actual bonus for 2007, plus the costs of life, disability, group health and dental plan benefits to be provided for eighteen months following termination of employment. Payments of salary and bonus are to be made over a one year period in accordance with our payroll policy. We may elect to continue the payment of salary and bonus for a second year to extend the period of executive’s non-compete and non-solicitation covenants under the agreements. An estimate has been made for insurance benefits.

Each of the employment agreements with Messrs. Bradley, Redman and Needs, and Ms. Everly impose confidentiality obligations, and obligations not to compete with the Company or to solicit our associates, suppliers or sellers of charged-off debt to us for a period of the later of one year after termination of their employment or until we cease severance payments to the executive. Breach of those obligations by the executive would entitle us to discontinue severance payments and benefits following termination of employment.

In accordance with the terms of our 2004 Stock Incentive Plan, each of our stock option and restricted stock unit award agreements with our executive officers provide for the early vesting of equity awards and the satisfaction of all conditions to vesting in the event of a “change in position” of the participating associate, such as involuntary termination of employment, following a “change in control” of the Company. The terms that accelerate the vesting of equity awards following a change in control of the Company are the same for all executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this document. Based on that review and our discussions with management, this Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission and in this Proxy Statement.

Donald Haider, Chair
Jennifer L. Adams
Anthony R. Ignaczak
William I Jacobs
William F. Pickard

Share Ownership and Certain Relationships

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of April 11, 2008 by:

•	Each of our Named Executive Officers;

•	Each of our Directors; and

•	All of our Directors and executive officers as a group.

The percentage of beneficial ownership is based on 30,568,041 shares of common stock outstanding as of April 11, 2008.

	Amount of
	Beneficial
Beneficial Owner	Ownership (1)	Percent of Class

Nathaniel F. Bradley IV(2)
28405 Van Dyke Avenue, Warren, MI 48093	3,757,071	12.3%
Jennifer L. Adams(3)
28405 Van Dyke Avenue, Warren, MI 48093	61,758	*
Terrence D. Daniels(4)(5)
230 East High Street, Charlottesville, VA 22902	10,997,376	35.9%
Donald Haider(6)
2001 Sheridan Road, Evanston, IL 60208-2001	64,360	*
Anthony R. Ignaczak(4)(7)
230 East High Street, Charlottesville, VA 22902	10,997,376	35.9%
William I Jacobs(8)
28405 Van Dyke Avenue, Warren, MI 48093	52,351	*
H. Eugene Lockhart(9)
280 Park Ave., East Tower, 25th Fl., New York, NY 10017	68,325	*
William F. Pickard(10)
28405 Van Dyke Avenue, Warren MI 48093	47,805	*
Mark A. Redman
28405 Van Dyke Avenue, Warren, MI 48093	797,233	2.6%
Deborah L. Everly
28405 Van Dyke Avenue, Warren, MI 48093	53,453	*
J. Christopher Lee(11)
28405 Van Dyke Avenue, Warren, MI 48093	1,160	*
All Directors and executive officers as a Group (17 persons)(12)	16,084,612	51.9%

*	Ownership is less than 1% of the outstanding shares.

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2)	Includes 1,117,340 shares held by trusts of which Mr. Bradley is co-trustee with his spouse, and 171,520 shares held by a trust of which Mr. Bradley’s spouse is sole trustee (as to which Mr. Bradley disclaims beneficial ownership). Includes 17,412 shares subject to an option, which is presently exercisable.

(3)	Includes 58,125 shares subject to options which are presently exercisable. Includes 2,633 shares represented by deferred stock units.

(4)	The shares of common stock beneficially owned by Messrs. Daniels and Ignaczak include 10,932,051 shares held by AAC Quad-C Investors LLC. Messrs. Daniels and Ignaczak serve as managers of AAC Quad-C Investors LLC and each of them has shared voting and investment power with respect to the shares held by AAC Quad-C Investors LLC. Messrs. Daniels and Ignaczak disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	Includes 62,692 shares subject to options which are presently exercisable. Includes 2,633 shares represented by deferred stock units.

(6)	Includes 60,042 shares subject to options which are presently exercisable. Includes 1,318 shares represented by deferred stock units.

(7)	Includes 62,692 shares subject to options which are presently exercisable. Includes 2,633 shares represented by deferred stock units.

(8)	Includes 45,351 shares subject to options which are presently exercisable.

(9)	Includes 62,692 shares subject to options which are presently exercisable. Includes 2,633 shares represented by deferred stock units.

(10)	Includes 46,659 shares subject to options which are presently exercisable. Includes 321 shares represented by deferred stock units.

(11)	Includes 1,160 shares subject to options which are presently exercisable.

(12)	The 10,932,051 shares held beneficially by Messrs. Daniels and Ignaczak by virtue of their respective positions as managers of AAC Quad-C Investors LLC are counted once for purposes of calculating the shares beneficially owned by all Directors and executive officers as a group. Includes 422,629 shares held by all directors and executives officers as a group that are subject to options which are presently exercisable. Includes 12,171 shares represented by deferred stock units held by directors.

Principal Shareholders

The following table provides information about any person not listed in the prior table known by management to have been a beneficial owner of more than 5% of the Company’s Common Stock as of April 11, 2008.

	Amount of
	Beneficial
Name and Address of Beneficial Owner	Ownership		Percent of Class

AAC Quad-C Investors LLC	10,932,051	(1)	35.8%
230 East High Street
Charlottesville, VA 22902
Fine Capital Partners, L.P.	1,775,000	(2)	5.8%
590 Madison Avenue, 5th Floor
New York, NY 10022
Wellington Management Company, LLP	2,052,810	(3)	6.7%
75 State Street
Boston, MA 02109
Heartland Advisors, Inc.	1,594,975	(4)	5.2%
William J. Nasgovitz
789 North Water Street
Milwaukee, WI 53202
The D3 Family Fund 19605 NE 8th Street Camas, WA 98607	3,153,570	(5)	10.3%

(1)	AAC Quad-C Investors LLC has sole voting and investment power over the 10,932,051 shares. Quad-C Partners VI, LP holds a 98.5222% membership interest in AAC Quad-C Investors LLC, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC. Quad-C Advisors VI, LLC is the general partner of Quad-C Partners VI, LP, and, as such, may be deemed to beneficially own 10,770,497 shares of common stock held by AAC Quad-C Investors LLC.

(2)	Fine Capital Partners, L.P. reports sole power to vote and to dispose of 1,775,000 shares.

(3)	Wellington Management Company, LLP reports beneficial ownership of 2,052,810 shares, with shared power to dispose of 2,052,810 shares and shared power to vote 1,635,610 shares.

(4)	Heartland Advisors, Inc. reports beneficial ownership of 1,594,975 shares, with shared power to dispose of 1,594,975 shares and shared power to vote 1,515,950 shares.

(5)	The D3 Family Fund, L.P., and others reporting as a group, report sole power to vote and to dispose of 3,153,570 shares. David Nierenberg has shared power to vote and to dispose of 3,153,570 shares.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between the Board or the Compensation Committee and the Board or the Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

Certain Relationships and Related Party Transactions

     On September 30, 2002, Asset Acceptance Holdings LLC entered into a registration rights agreement with Nathaniel F. Bradley IV, Mark A. Redman and others. In February 2004, this agreement was amended to, among other things, include the Company and AAC Quad-C Investors LLC as parties. As amended, this agreement terminated three years after the closing of our initial February 2004 public offering, except for those Shareholders such as Messrs. Bradley and Redman, and AAC Quad-C Investors, who own in excess of 1% of the outstanding shares of common stock, for whom termination will occur upon the earlier of either (i) three years from when the Shareholder ceases to own more than 1% or (ii) seven years after the closing of our initial public offering. The agreement, among other things, provides that AAC Quad-C Investors LLC, on the one hand, and Mr. Bradley and Mr. Redman, on the other hand, can each make two requests that we effect the registration of a specified number of shares of common stock held by each of them using a registration statement of Form S-1, provided that the requester holds in excess of 5% of our outstanding common stock. After one group gives notice of its request for registration, the agreement provides that the other group may also request that we effect the registration of a specified number of shares of common stock held by them or their affiliates. AAC Quad-C Investors LLC has used one of its two long-form requests. Pursuant to the terms of the registration rights agreement, we are required to bear substantially all costs incurred in any registration, other than underwriting discounts and commissions. In addition to the long-form requests, we are generally obligated to use our reasonable efforts to include the shares held by these groups to the extent we register shares in an offering initiated by us.

     James Reitzel, our Vice President-Direct Marketing, is the brother-in-law of Nathaniel F. Bradley IV, our Chairman, President and Chief Executive Officer. Mr. James Reitzel, who has been an associate of the Company since August 1999 and, prior to his appointment as Vice President-Direct Marketing, served as our Vice President-Corporate Relations, received a base salary and bonus totaling $140,374 in 2007, as well as the award of stock options to acquire 1,750 shares (with a grant date of August 7, 2007, a per share exercise price of $9.28 and vesting 25% per year on the anniversary of the grant date based on continued employment with us) and time-vesting restricted stock units for 583 shares (with a grant date of August 7, 2007 and vesting in 2011). James Reitzel’s spouse is also employed by us and was paid $32,600 in 2007. Jennifer Allen, our Director of Application Support, is the spouse of Phillip L. Allen, our Vice President-Collections Operations and one of our executive officers. Ms. Allen has been an employee since July 2004 and has served as Director of Application Support in our Information Services Department since April 2006. Ms. Allen received a base salary and bonus totaling $102,055 for 2007, as well as the award of stock options to acquire 1,500 shares (with a grant date of August 7, 2007, a per share exercise price of $9.28 and vesting 25% per year on the anniversary of the grant date based on continued employment with us) and time-vesting restricted stock units for 500 shares (with a grant date of August 7, 2007 and vesting in 2011). James Reitzel, his spouse and Ms. Allen are employed on an “at will” basis and compensated on the same basis as our other associates of similar function, seniority and responsibility. James Reitzel and his spouse are financially independent of our Chief Executive Officer. Our Nominating and Corporate Governance Committee approved the employment and compensation of James Reitzel, his spouse and Ms. Allen for 2007 and 2008. Compensation paid to James Reitzel, his spouse and Ms. Allen for 2008 may equal or exceed that paid to them in 2007.

Related Party Transaction Policy

     It is the policy of the Company to avoid entering into related party transactions, unless the transaction is properly disclosed to and expressly consented to in writing by the Nominating and Corporate Governance Committee of the Board of Directors. The Company’s policies related to the approval of related party transactions are incorporated into its Code of Business Conduct which deals with conflicts of interest and requires any interested party to disclose the details of any matter that is an actual or apparent conflict of interest to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must review any conflicts of interests that may affect the Company or any of its executive officers or Board members, and approve any related party transaction. The Nominating and Corporate Governance Committee is required to make any reports to the Board that are required to address any conflict of interest issue as deemed necessary by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee determines that the transaction would not be fair to the Company, the Company will not enter into the proposed transaction. The policy does exempt conflict of interest situations that were approved by the Company and addressed in a written agreement between the interested party and the Company prior to February 4, 2004.

Audit Committee Report

The following is the report of the Audit Committee (the “Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007, which include the consolidated statement of financial position of the Company and its subsidiaries as of December 31, 2007 and 2006, and related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years ended December 31, 2007, December 31, 2006, and December 31, 2005, and the notes thereto.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including any matters in the letter the Committee received from the firm required by Independence Standards Board Standard No. 1.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed by the Company with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairperson
Jennifer L. Adams
Donald Haider
William I Jacobs
William F. Pickard

Members, Audit Committee

Independent Accountants:	For the year ended December 31, 2007, Ernst & Young LLP served as our independent accountants. On March 10, 2008, the Audit Committee dismissed Ernst & Young LLP as our independent registered public accountant for all periods commencing on or after January 1, 2008. On March 21, 2008, the Audit Committee engaged Grant Thornton LLP as our new independent registered public accounting firm, effective for the fiscal year beginning January 1, 2008.

Reports on the consolidated financial statements of the Company for each of the fiscal years ended December 31, 2007 and December 31, 2006 did not contain an adverse opinion or a disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2006 and December 31, 2007, and the subsequent interim period through March 10, 2008, there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the fiscal years ended December 31, 2006 and December 31, 2007, and the subsequent interim period through March 10, 2008, there were no reportable events as defined in Item 304(a)(1)(v) of SEC regulations S-K.

We are asking Shareholders to ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. If Shareholders fail to ratify our Audit Committee’s appointment of Grant Thornton LLP the Audit Committee will reconsider the appointment. Even if the appointment is not ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm to serve as our independent registered public accounting firm, if the Audit Committee determines that doing so would be in our best interests.

We expect representatives of Ernst & Young LLP and Grant Thornton LLP to be present at the Annual Meeting, have the opportunity to make statements, and respond to appropriate questions.

Fees:	The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and December 31, 2006 by Ernst & Young LLP, the Company’s principal accounting firm for those years.

	2007	2006

Audit Fees	$655,091	$749,038
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Pre-approval Policy:	The Audit Committee has adopted a pre-approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement with respect to such services. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent auditor. The Audit Committee has delegated authority to its chairperson to pre-approve any proposed services not covered by the general pre-approval of the Audit Committee or exceeding the pre-approved levels or amounts which must be addressed prior to the next regularly scheduled Audit Committee meeting. The chairperson must report all such pre-approvals to the Audit Committee at its next meeting for ratification by the Committee.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance:	Section 16 of the Securities Exchange Act of 1934 requires our executive officers, Directors and more than ten percent Shareholders (“Insiders”) to file with the Securities and Exchange Commission and the Company reports of their ownership of the Company’s securities.

Based upon written representations and copies of reports furnished to the Company by Insiders, all Section 16 reporting requirements applicable to Insiders for 2007 were satisfied on a timely basis, except that Mr. Daniels and Mr. Ignaczak, each of whom are managers of AAC Quad-C Investors LLC, each inadvertently failed to file timely one report relating to the sale of stock by AAC Quad-C Investors LLC as part of a single transaction occurring on June 28, 2007.

Other Matters:	At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the proxy card intend to vote the Proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

Mark A. Redman
Secretary
April 18, 2008

REVOCABLE PROXY
Asset Acceptance Capital Corp.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2008 — 9:00 a.m. Eastern Time
     The undersigned appoints Jennifer L. Adams, Donald Haider and H. Eugene Lockhart and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Asset Acceptance Capital Corp., to be held at the Company’s headquarters, 28405 Van Dyke Ave., Warren, Michigan on Wednesday, May 21, 2008 at 9:00 a.m., Eastern Time, and at any adjournment. This proxy revokes any proxies previously given.
     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made this proxy will be voted FOR the persons named in Proposal 1 and FOR adoption of Proposal 2.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.
(Continued and to be signed on the Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

The Board of Directors recommends a vote “FOR” the election of the Directors and “FOR” the ratification of the selection of Grant Thornton LLP, as the Company’s independent registered public accounting firm.
Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1.	Election of Directors. For term ending 2011	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
		☐	☐	☐
Nominees:

01 Terrence D. Daniels
02 William F. Pickard

		FOR	AGAINST	ABSTAIN
2.	Ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

3.	In their discretion on such matters as may properly come before the meeting or any adjournment thereof.

(Instructions: To withhold authority to vote for any nominee, write that nominee’s name above)

All as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

Dated:	, 2008

Signature of Shareholder

Signature if held jointly
(Please sign exactly as name appears at left. If stock is held by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

▲ FOLD AND DETACH HERE ▲
YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED